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                                                                    Exhibit 10.4

                                                                    98PAP-236148

                            INTERCONNECTION AGREEMENT

                                     BETWEEN

                           TENNESSEE VALLEY AUTHORITY

                                       AND

                         LSP ENERGY LIMITED PARTNERSHIP

      THIS AGREEMENT, made and entered into as of the 22nd day of July, 1998, by and between Tennessee Valley Authority ("TVA"), a corporation created by and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, and LSP Energy Limited Partnership ("LSP"), a limited partnership organized under the laws of the State of Delaware. TVA and LSP are also hereinafter sometimes referred to individually as "Party" and collectively as "Parties."

                                    RECITALS

      WHEREAS, LSP intends to construct, own, and operate a facility for the generation and sale of electric energy, which facility is located in the City of Batesville, Panola County, Mississippi ("Facility"); and

      WHEREAS, the Facility is to be located near the transmission facilities of TVA; and

      WHEREAS, LSP has requested and TVA has agreed to enter into an Interconnection Agreement with LSP in order for LSP to be able to transmit energy from the Facility to and across TVA's transmission system; and

      WHEREAS, as a result of the Facility being located near the transmission facilities of Entergy Mississippi, Inc. ("EMI"), LSP and EMI have entered into an Interconnection and Operating Agreement, dated May 18, 1998, which provides for the Facility being interconnected with the EMI system;

      WHEREAS, since the Facility will be interconnected with the systems of TVA and EMI, joint operating arrangements among TVA, Entergy Services, Inc. ("Entergy"), acting as agent for EMI, and LSP will be required;

      NOW, THEREFORE, in consideration of the above premises and of the mutual covenants herein set forth, TVA and LSP agree as follows:

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                                    ARTICLE 0
                                   DEFINITIONS

      Whenever the following terms appear in this Agreement, including without limitation any Exhibits thereto, whether in the singular or in the plural, present or past tense, they shall have the meaning set forth in this Article.

      0.1 Definitions.

      "Authorization Date" shall mean the date on which TVA receives notice, in writing, from LSP to proceed with the detailed design and construction of the TVA Interconnection Facilities and the Upgraded Facilities in accordance with
Section 6.1 of this Agreement.

      "Billed Party" shall have the meaning set forth in Article 9 of this Agreement.

      "Billing Party" shall have the meaning set forth in Article 9 of this Agreement.

      "Business Day" shall mean any Day except Saturday, Sunday, or a weekday that is observed by TVA as a Federal holiday (Federal holidays currently include New Year's Day, Martin Luther King's Birthday, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, and Christmas Day).

      "Central Time" shall mean Central Standard Time or Central Daylight Savings Time, whichever is then prevailing.

      "Commercially Reasonable" shall mean, with respect to any action required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake for the protection of its own interest under the conditions affecting such action, including without limitation, the amount of notice of the need to take such action, the duration and type of such action, the competitive environment in which such action occurs and the risk to the Party required to take such action.

      "Control Area" - An electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in accordance with Good Utility Practice in order to:

      (a) match, at all times, the power output of the generators within the electric power system(s) and capacity and energy purchased from entities outside the electric power system(s), with the load within the electric power system(s);

      (b)   maintain scheduled interchange with other Control Areas;

      (c) maintain the frequency of the electric power system(s) within reasonable limits; and

      (d) provide sufficient generating capacity to maintain operating reserves.

      "Day or Calendar Day" - The 24-hour period beginning at 00:00 and ending at 12:00 midnight Central Time. The terms Day and Calendar Day may be used interchangeably and shall have the same definition.


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      "Delivery Point" shall have the meaning set forth in Section 8.4 of this
Agreement.

      "Exhibit A" shall mean Exhibit A, INTERCONNECTION CRITERIA, to this Agreement as the same may be amended, supplemented, revised, altered, or changed by TVA from time to time in its sole reasonable discretion to deal with matters involving reliability of the TVA system, system emergencies, and safety matters, provided, however, that any amendments, supplements, revisions, alterations, or changes to the INTERCONNECTION CRITERIA shall be consistent with Good Utility Practice and with applicable laws and regulations. To the extent required by applicable laws and regulations, the requirements set forth in the INTERCONNECTION CRITERIA, including any amendments, supplements, revisions, alterations, or changes to the INTERCONNECTION CRITERIA as provided for above, shall be consistent with the requirements applied by TVA to similar power production facilities located in the TVA Control Area in comparable circumstances, including without limitation size, age, location, and operating characteristics, whether owned by TVA or third parties.

      "Exhibit B" shall mean Exhibit B, INTERCONNECTION FACILITIES, to this Agreement which sets forth an electrical equipment diagram of the Interconnection Facilities.

      "Exhibit C" shall mean Exhibit C, COMMUNICATION FACILITIES, to this Agreement which sets forth the communication specification diagrams of the Interconnection Facilities.

      "Facilities Study" shall have the meaning set forth in Article 5 of this Agreement. The project scoping workshop is considered a part of the Facilities Study.

      "Facility Electrical Output" shall mean the actual amount of net electrical energy generated by the Facility up to a nominal amount of 800 MW in the summer and up to a nominal amount of 900 MW in the winter, but in no event shall such amount exceed 840 MW in the summer and 945 MW in the winter.

      "FERC" shall mean the Federal Energy Regulatory Commission or any such successor regulatory agency.

      "Force Majeure" shall have the meaning set forth in Article 11 of this Agreement.

      "Good Utility Practice" shall mean any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to any particular set of optimum practices, methods, or acts to the exclusion of all others, but rather is intended to include a spectrum of acceptable practices, methods, or acts.


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      "Guidelines" shall mean TVA's Transmission Service Guidelines, as such
Guidelines now exist or may hereafter be modified, or any replacement providing for transmission service over the TVA system.

      "Initial Synchronization Date" - The first date upon which energy is generated by the Facility as provided in Section 6.6 of this Agreement.

      "Interconnection Criteria" means TVA's criteria for interconnecting the LSP Interconnection Facilities to the TVA electrical system, as described in Exhibit A.

      "Interconnection Facilities" - All facilities presently in place or presently proposed to be installed, as delineated on Exhibits B and C, or required to be installed in the future in order to interconnect and deliver Facility Electrical Output from the Facility to TVA's system, including, but not limited to, TVA Interconnection Facilities, LSP Interconnection Facilities, Upgraded Facilities, and metering, communication, relaying, protection, and safety equipment. Interconnection Facilities shall include any additions and/or reinforcements to TVA's system that TVA, in the exercise of its sole judgment, deems necessary, provided, however, that any additions and/or reinforcements deemed necessary by TVA shall be consistent with Good Utility Practice and with applicable laws and regulations.

      "LSP Interconnection Facilities" shall mean all Interconnection Facilities to be installed and thereafter owned, operated and maintained by LSP on LSP's side of the Point of Interconnection, and which facilities are more fully described, and are subject to, the provisions of Article 3 of this Agreement.

      "Month or Calendar Month" - The period beginning at 00:00 hours on the first Day of the current calendar month and ending at 12:00 midnight on the last Day of the current calendar month. The terms "Month" and "Calendar Month" may be used interchangeably and shall have the same definition.

      "Operation Date" shall mean the day commencing at 00:00 hours, following the day during which the Interconnection Facilities have been completed to TVA's and LSP's mutual satisfaction and energized in parallel operation of TVA's and LSP's systems as confirmed in writing.

      "Parties" - TVA and LSP, except in Section 6.4 only where "Parties" shall refer to TVA, LSP, and Entergy.

      "Party" - TVA or LSP as the sections of this Agreement so require, except in Section 6.4 only where "Party" shall refer to TVA, LSP, or Entergy.

      "Point of Interconnection" - The point, shown in Exhibit B, where the TVA Interconnection Facilities connect to the LSP Interconnection Facilities.

      "Scheduled Completion Date" shall mean the estimated date, as determined by TVA following the completion of the Facilities Study, by which TVA anticipates completing the


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      design, construction, and installation of the TVA Interconnection
Facilities and the Upgraded Facilities. The Scheduled Completion Date may be revised by TVA in accordance with the provisions of Section 6.1.

      "Site" means the real property on which the Facility is located.

      "System Protection Facilities" shall mean the equipment, including, but not limited to relays and their associated settings, monitoring and control equipment, and power circuit breakers, installed and maintained by LSP, at its expense, on the LSP side of the Point of Interconnection required to protect (1) TVA's system and its customers from faults occurring at LSP's facilities, and
(2) LSP facilities from faults occurring on TVA's system or the system of others to which TVA's system is directly or indirectly connected.

      "Transferable LSP Interconnection Facilities" shall mean those certain LSP Interconnection Facilities, including any easements and rights-of-way, that may be transferred from LSP to TVA or to a third party pursuant to Section 3.11 of this Agreement. LSP's three (3) step-up transformers and 161-kV power circuit breaker installations C, E, G, H, I, J, and K, including without limitation switches, foundations, busses, and associated equipment, are not included in the Transferable LSP Interconnection Facilities.

      "TVA Act" shall mean the Tennessee Valley Authority Act of 1933, as amended (16 U.S.C. ss.831-831dd (1994)).

      "TVA Interconnection Facilities" shall mean those certain Interconnection Facilities presently in place, presently proposed to be installed or required to be installed in the future, which facilities were installed or shall be installed and thereafter owned, operated, and maintained by TVA, but at LSP's expense, and which facilities are more fully described, and are subject to, the provisions of Article 2 of this Agreement. The communication equipment provided by TVA under Section 2.2(e) and the metering and data equipment provided by TVA under Section 2.3 of this Agreement are included in this definition.

      "Upgraded Facilities" shall mean those certain Interconnection Facilities to be installed by TVA, but at LSP's expense, which are more fully described, and are subject to, the provisions of Article 4 of this Agreement.


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                                    ARTICLE 1
                                TERM OF AGREEMENT

      1.1 Term of Agreement. Except as provided in Section 1.2, this Agreement shall become effective as of the date first above written and shall continue in effect for a term ending thirty-five (35) years from the Operation Date; provided, however, TVA may, at the end of an initial period ending five (5) years from the Operation Date or from time to time during the remaining thirty
(30) year period of this Agreement, offer to LSP one or more amendments to this Agreement which shall make the terms and conditions of this Agreement consistent with those then currently being offered by TVA under interconnection agreements with companies with generating facilities similar to the Facility; provided, however, no such amendment shall reduce the thirty-five (35) year term or the notice period, period of negotiation, and requirement of one (1) year prior written notice for termination provided for in the next sentence. If, despite the Parties' good faith negotiation, any such amendment has not been executed by LSP within six (6) months after TVA offers to LSP a signature copy of the amendment, then, after the expiration of said six (6) month period, TVA may terminate this Agreement upon one (1) year's prior written notice to LSP.

      1.2 Default. In addition to its termination rights specified in Section 1.1, TVA shall have the right to terminate this Agreement, (except as provided in Section 1.2(ii) below) upon sixty (60) Days' written notice ("Notice Period"), without any liability or responsibility hereunder, under the following conditions:

      (i)   in the event LSP:

            (A) becomes bankrupt or insolvent (however evidenced) or otherwise makes an assignment or any general arrangements for the benefit of creditors,

            (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors, or such a petition is filed against it and such proceeding remains undismissed for sixty (60) Days, or

            (C) is unable to pay its debts as they fall due;

provided that, there shall be no termination of this Agreement for any of the foregoing in this paragraph (i) if LSP cures such default within the Notice Period or continues to perform its obligations pursuant to this Agreement and pursuant to applicable law and with any required court approval, a process to cause this Agreement to be assumed by a trustee is commenced within the Notice Period and completed within one hundred eighty (180) Days of such event or such additional period of time as is reasonable and LSP is diligently pursuing efforts to complete the process within such period of time; provided such assumption provides for payment in full of all sums due and owing TVA, payable consistent with applicable law, and for the cure of all LSP material defaults; and provided further that TVA receives reasonable written assurance of LSP's continued performance of its material obligations hereunder within the Notice Period;


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      (ii) in the event LSP fails to pay TVA any amount due under this Agreement and such failure is not cured within the Notice Period, which in this case shall be thirty (30) Days;

      (iii) in the event LSP refuses to comply with the provisions of Section
8.1 of this Agreement regarding the balancing on an hourly basis of Facility Electrical Output and the scheduling of energy to third parties; provided that, there shall be no termination of this Agreement if, during the Notice Period, LSP takes all actions that are within its reasonable capability and within the reasonable capabilities of the Facility to comply with the provisions of Section 8.1; or

      (iv) in the event LSP, or the Facility, is not in compliance with any of the terms of this Agreement (or the Operating Procedures developed pursuant to Section 6.4(d)), except for any noncompliance covered by items (i) through (iii) above, and such default is not cured within the Notice Period. If the default is not reasonably capable of being cured within the Notice Period, then the default shall be deemed cured if LSP commences and diligently pursues action to remedy the default within the Notice Period and thereafter remedies such default within a reasonable period of time after receipt of such notice.

      1.3 Survival of Obligations. Termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such termination, including without limitation, final billing, billing adjustment and payments, warranties, remedies, promises of indemnity and confidentiality.


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                                    ARTICLE 2
                         TVA INTERCONNECTION FACILITIES

      2.1 Interconnection Point. Upon completion, testing, and acceptance of the Interconnection Facilities pursuant to this Agreement and subject to the other terms and conditions of this Article 2, TVA shall operate and maintain the TVA Interconnection Facilities as necessary to accept electrical energy from the Facility at the Point of Interconnection. Upon its completion as hereinafter provided, a 161-kV interconnection point shall be established between TVA and LSP at the Point of Interconnection of the TVA and LSP Interconnection Facilities at the dead-end structure located outside of the fence at TVA's Batesville 161-kV Substation. The Point of Interconnection shall be established and maintained by TVA and LSP in accordance with Articles 2 and 3 of this Agreement.

      2.2 TVA Interconnection Facilities. (a) TVA shall, at LSP's expense, install or cause to be installed and thereafter own, operate, and maintain in the TVA's Batesville 161-kV Substation the facilities necessary to connect LSP's two 161-kV transmission lines referred to in Article 3 at the Point of Interconnection and two (2) new 161-kV power circuit breaker installations, including without limitation switches, foundations, structures, busses, and associated equipment.

      (b) TVA shall, at LSP's expense, install or cause to be installed and thereafter own, operate, and maintain the communication facilities specified in Exhibit C. LSP shall also pay to TVA all actual costs, including applicable overheads, incurred by TVA in removing and disposing of any existing communication facilities to be retired as specified on Exhibit C, and the undepreciated portion of the cost of installing the communication facilities specified for retirement on Exhibit C. The cost of installing said communication facilities specified for retirement shall be deemed to be the actual total installed cost, including applicable overheads, less salvage received for reusable materials and equipment.

      (c) LSP shall grant to TVA such land rights including easements and rights-of-way and rights of ingress and egress in, on, over, and across property owned or controlled by LSP and/or its affiliates, as may be necessary during the term of this Agreement to permit TVA to design, construct, maintain, operate, alter, repair, replace, and remove the TVA Interconnection Facilities. For the purposes set forth in this Agreement, TVA shall have free access to the TVA Interconnection Facilities located on LSP's premises at all reasonable times. All such access rights shall be at locations mutually satisfactorily to TVA and LSP.

      2.3 Metering and Data Equipment. (a) TVA, at LSP's expense, shall be responsible for the purchase, installation, operation, maintenance, repair, and replacement of all data acquisition equipment (including meters, remote terminal units (RTUs), related protection equipment, and any other associated equipment and software) necessary for the establishment of the Point of Interconnection at the location shown in Exhibit B. LSP, at its expense, shall be responsible for the purchase, installation, operation, maintenance, repair, and replacement of all data acquisition equipment (including meters, remote terminal units (RTUs), related protection equipment, and any other associated equipment and software) necessary to measure the Facility Electrical Output at the locations shown in Exhibit B in


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LSP's 161-kV Substation. All such equipment of TVA and LSP shall conform to Good
Utility Practice and the standards and practices of TVA's Control Area. LSP and TVA shall review the metering and other equipment prior to its installation to ensure conformance with such standards or practices.

      Real-time telemetry is to be used to provide data to be received by TVA from the data acquisition equipment provided by TVA and LSP referred to above. TVA shall, at LSP's expense, install and maintain any equipment and software necessary for providing the telemetry signals to TVA. LSP shall also be responsible for the cost of making any computer modifications or changes required to TVA's computer system(s) as necessary to implement this Section 2.3.

      (b) Each Party shall, at LSP's expense, test its respective metering equipment provided under this Section 2.3, including but not limited to meters and RTUs, at least biennially. Representatives of TVA, LSP, and Entergy shall be afforded an opportunity to witness such tests.

      (c) Either Party shall, upon request of the other Party, make additional tests of any of the metering equipment provided under this Section 2.3. The cost of making such additional tests shall be paid by the requesting Party if such additional tests show that the measurements made with this metering equipment are accurate within one (1) percent (positive or negative).

      (d) In the event any metering equipment used in the measurement of capacity and energy fails to register or is found to be inaccurate, appropriate billing adjustments shall be made based on the best information available. If testing shows that the measurements made with any metering equipment are accurate within one (1) percent (positive or negative), there shall be no correction of billing. If testing shows that the measurements made with any metering equipment are not accurate within one (1) percent (positive or negative), any necessary adjustments, repairs, or replacements shall be made to the metering equipment at LSP's expense as soon as practicable. Measurements previously taken shall be corrected for accounting and billing purposes according to the percentage of inaccuracy so found for any known or agreed upon period of inaccuracy; in the absence of any such knowledge or agreement, the adjustment shall be limited to one-half the period of the time from the date of the last previous test of the meter and the most recent test but in no event shall the period covered by the correction exceed one hundred eighty (180) Days.

      (e) Either Party, at its expense, shall have the right to install and maintain suitable metering equipment at the metering points specified in Section 2.3(a) for the purpose of checking the metering equipment installed by the other Party hereunder.

      (f) LSP shall provide, or at TVA's option TVA shall provide at LSP's expense, the telecommunication circuits necessary to provide the telemetered load signals to TVA's Control Center.


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      (g) TVA shall provide LSP with access to the output information from the meter installed by TVA at its Batesville 161-kV Substation pursuant to this
Section 2.3(a) only when necessary for billing purposes under this Agreement.

      2.4 Reimbursement by LSP. LSP shall pay TVA for all actual costs, including applicable overheads, incurred by TVA in connection with all phases of TVA's design, construction, installation, and modification of the facilities provided by TVA under Articles 2 and 4, including the acquisition of all necessary land rights including easements and rights of way and rights of ingress and egress in, on, over, and across property owned or controlled by LSP and/or its affiliates as well as any necessary environmental reviews. Upon completion of the Facilities Study, TVA shall develop a detailed cost estimate, including any applicable retirement costs ("Estimated Cost"), associated with the TVA Interconnection Facilities and the Upgraded Facilities. As soon as practicable following the Authorization Date, TVA shall invoice LSP for an amount equal to the Estimated Cost divided by 6.5 ("Quarterly Payment"). Thereafter, every ninety (90) Days TVA will issue an additional invoice for the Quarterly Payment until a total of seven (7) invoices have been issued by TVA to LSP; provided, however, that the last Quarterly Payment shall be reduced by one-half (1/2). (For example, if the Estimated Cost was $13 million, TVA would invoice LSP for six (6) consecutive Quarterly Payments of $2 million followed by a seventh (7th) Quarterly Payment of $1 million). Upon completion of construction of the TVA Interconnection Facilities and the Upgraded Facilities, the Parties agree to make a final adjustment to correct for any overpayment or underpayment resulting from any difference between the Estimated Cost and the actual cost, including applicable overheads, incurred by TVA associated with the TVA Interconnection Facilities and the Upgraded Facilities. At LSP's request, TVA shall provide LSP with a cost accounting setting forth in reasonable detail the expenditures for all necessary equipment and materials comprising the TVA Interconnection Facilities and the Upgraded Facilities. The provisions of Articles 9 and 14 shall apply to invoices issued by TVA under this Section 2.4.

      2.5 Operation and Maintenance of TVA Interconnection Facilities. TVA shall, at LSP's expense, operate, maintain, and repair the TVA Interconnection Facilities. LSP shall reimburse TVA for TVA's actual costs, including applicable overheads, incurred in operating, maintaining, and repairing the TVA Interconnection Facilities. TVA shall invoice LSP on a monthly basis for the actual costs, including applicable overheads, incurred by TVA under this Section
2.5. The provisions of Articles 9 and 14 shall apply to invoices issued by TVA under this Section 2.5.

      2.6 Service to Others. Regardless of anything in this Agreement that might be construed to the contrary, TVA may in the future use the TVA Interconnection Facilities for serving others; provided that TVA does not unreasonably interfere with the use of the TVA Interconnection Facilities by LSP pursuant to this Agreement.


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      2.7 Changes to TVA Interconnection Facilities. The Parties hereby recognize that, in the future, circumstances may require changes in the TVA Interconnection Facilities provided under this Article 2. Such changes may include additions or replacements, including, but not limited to, changes to ensure the protection and continued safe and reliable operation of TVA's electric system. When, in TVA's sole discretion, changes to the TVA Interconnection Facilities become necessary, or when LSP requests them, such changes shall be made by TVA at LSP's expense, provided, however, such changes required by TVA shall be limited to those consistent with Good Utility Practice and with applicable laws and regulations. LSP shall reimburse TVA for the cost of any changes TVA makes to the TVA Interconnection Facilities under this
Section 2.7 in accordance with the provisions of Section 2.5. TVA shall give LSP not less than sixty (60) Days' notice prior to commencing work on any such changes.

      2.8 Standards. TVA shall cause the construction, operation, and maintenance of the TVA Interconnection Facilities to be consistent with the procedures, practices, and standards routinely employed by TVA with respect to the construction, operation, and maintenance of its own similar facilities, consistent with Good Utility Practice, including without limitation, any applicable bidding or other cost control procedures.

      2.9 Facilities Retirement. If this Agreement terminates, other than by TVA's breach, LSP shall pay TVA for the cost of retiring the TVA Interconnection Facilities, (including removal and disposal costs), offset by any salvage received for reusable materials and equipment of removed TVA Interconnection Facilities, and TVA shall cause to be abandoned any land rights including easements and rights-of-way and rights of ingress and egress in, on, over, and across property owned or controlled by LSP and/or its affiliates from which TVA Interconnection Facilities are removed for which TVA no longer has any need. Said abandonment shall be made after payment by LSP to TVA of TVA's costs incurred under this Section 2.9. The obligations of the Parties under this paragraph shall survive any such termination until they are discharged.


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                                    ARTICLE 3
                         LSP INTERCONNECTION FACILITIES

      3.1 LSP Interconnection Facilities. Upon completion, testing, and acceptance of the Interconnection Facilities pursuant to this Agreement and subject to the other terms and conditions of this Agreement, LSP shall operate and maintain the LSP Interconnection Facilities as necessary to deliver, when LSP so elects, electrical energy from the Facility at the Point of Interconnection. Except as otherwise provided in this Agreement, LSP, at its expense, shall be responsible for designing, installing, owning, operating, and maintaining the LSP Interconnection Facilities up to the Point of Interconnection.

      3.2 Description of LSP Interconnection Facilities. (a) The LSP Interconnection Facilities shall include without limitation: three (3) step-up transformers; nine (9) 161-kV power circuit breaker installations, including without limitation foundations, structures, busses, and associated equipment; a 230/161-kV transformer bank; two (2) 161-kV transmission lines extending from the LSP 161-kV Substation to TVA's Batesville 161-kV Substation, a 230-kV transmission line extending from the LSP 161-kV Substation to Entergy's Batesville 230-kV Substation; and the System Protection Facilities.

      (b) LSP shall, at its expense, provide the battery and station service power requirements for the TVA Interconnection Facilities located in the LSP 161-kV Substation.

      (c) LSP shall make available to TVA, without cost to TVA, a portion of LSP's switchhouse located in the LSP 161-kV Substation to be maintained and used by TVA as it deems appropriate in connection with the operation of the facilities provided under this Agreement, including, without limitation, any relaying, metering, and communication and control equipment.

      3.3 Standards and Review. (a) The LSP Interconnection Facilities shall meet standards of Good Utility Practice, shall be capable of providing for the Facility's continuous parallel operation with TVA's electric system, and shall include a switching device(s) capable of disconnecting the Facility from said electric system as required under this Agreement. Said switching device(s) shall be capable of being operated manually, shall be lockable, and shall provide visual indication of an open circuit when so operated. The LSP Interconnection Facilities shall be capable of satisfactory coordination with any protective, monitoring, and control equipment installed by TVA, shall be consistent with the Interconnection Criteria, and shall be reviewed and approved by TVA pursuant to
Section 3.3(b) of this Agreement.


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      (b) LSP shall provide TVA, for review, inspection, and approval by TVA, the technical specifications and design drawings for the System Protection Facilities as are reasonably required to enable TVA to accommodate the electrical interconnection of the LSP Interconnection Facilities at the Delivery Point in accordance with Good Utility Practice consistent with the Interconnection Criteria. Within sixty (60) Days of receiving such complete material, TVA shall inform LSP, in writing, if said System Protection Facilities are in accordance with Good Utility Practice and otherwise satisfy the requirements for interconnection specified in this Agreement; provided, however, if TVA receives at least sixty (60) Days prior notice of LSP's delivery date for such complete material and the complete material is delivered on or before the scheduled delivery date, TVA's review shall be completed within thirty (30) Days of such scheduled delivery date. Any notice of disapproval shall contain an explanation of the reason for disapproval and a description of the modifications that would render the disapproved diagrams or specifications acceptable. TVA's inspection and approval of the technical specifications and design drawings for the System Protection Facilities shall only be for the purposes of protection and safety of TVA's system and employees and shall not constitute a guarantee or warranty of the System Protection Facilities or of the safety or adequacy of the System Protection Facilities for LSP's purposes. If these are not found to satisfy such requirements, LSP shall make such corrections as necessary to provide System Protection Facilities meeting such requirements. All information and data required under this Section 3.3(b) must (i) be submitted in a manner reasonably acceptable to TVA and (ii) be completely submitted at least two hundred ten (210) Days prior to the Operation Date. TVA shall have no responsibility to LSP for damages, liabilities, costs and expenses caused by LSP's failure to install and maintain equipment necessary to protect the Facility and the LSP Interconnection Facilities from faults and other conditions on either side of the Point of Interconnection. Each Party, at its own expense, may install such additional equipment as it deems necessary for the protection of its own property and operations.

         (c) Prior to any modification proposed by LSP during the term of this Agreement to any LSP Interconnection Facilities, including System Protection Facilities, or to any Facility equipment or specifications previously reviewed by TVA pursuant to the System Impact Study Agreement, dated February 23, 1998, between TVA and LSP, LSP shall supply to TVA, for review and written approval, proposed diagrams and specifications for such modification. No modification shall be made prior to TVA approval. TVA shall make reasonable efforts to provide notice of approval or disapproval within sixty (60) Days of complete submittal by LSP, provided, however, if, in TVA's sole judgment and consistent with Good Utility Practice, a new system impact study is required as a result of the proposed modification by LSP, or due to the complexity of a proposed modification and the required additional coordination among TVA, Entergy, and LSP, TVA may require additional time to provide its approval or disapproval. The standard for review shall be as provided in Section 3.3(b). Any notice of disapproval shall contain an explanation of the reason for disapproval and a description of the modifications that would render the disapproved diagrams or specifications acceptable. The diagrams and specifications shall be consistent with good engineering practice and shall specify the equipment to be used as to manufacturer, model, type, technical specifications, and other pertinent information. Such approvals and review are provided only insofar as required for the safe and efficient operation of TVA's facilities and properties and are not to be construed as confirming or endorsing the design or as any warranty of safety, durability, or reliability of the LSP Interconnection Facilities.

      3.4 Changes to LSP Interconnection Facilities. During the term of this Agreement, LSP shall be responsible for all costs associated with complying with changes in or additions to the LSP Interconnection Facilities that TVA may from time to time determine to be reasonably necessary to meet changing conditions and requirements on TVA's electric system and for the continued safe and reliable connection and operation of the Facility in parallel with TVA's electric system in accordance with this Agreement. Any such changes or additions shall be limited to those changes or additions which are reasonably necessary for the safe and reliable operation of the Facility in parallel with TVA's system and as are consistent with Good Utility Practice and with applicable laws and regulations. LSP shall be given reasonable notice and adequate time to make any modifications or changes to its facilities and operations necessary to maintain compliance with such electric system safety and reliability requirements.

      3.5. TVA's Inspection and Approval. As soon as reasonably practicable, but in no event more than thirty (30) Days after notification from LSP that the LSP Interconnection Facilities are installed and operational, TVA shall inspect the LSP Interconnection Facilities to determine compliance with the provisions of this Agreement and for the protection and safety of TVA's system and employees and TVA shall provide written approval or notice of defects. If a notice of defects is given, TVA shall reinspect the LSP Interconnection Facilities as soon as reasonably practicable, but in no event more than thirty (30) Days after notification from LSP that the defect has been corrected, and provide written approval or notice of defects. TVA's inspection and approval shall only be for the purposes stated in this Section 3.5 and shall not constitute a guarantee or warranty of the LSP Interconnection Facilities or of the safety or adequacy of the LSP Interconnection Facilities for LSP's purposes.

      3.6. Energizing LSP Interconnection Facilities. The LSP Interconnection Facilities shall not be energized until (i) the written approval by TVA has been given or (ii) LSP has corrected the material defects specified by TVA and TVA has inspected and given its written approval of the corrections, in either case as described in Section 3.5. As a further condition to energizing the LSP Interconnection Facilities, LSP shall provide TVA with evidence reasonably satisfactory to TVA that LSP has closed on the construction financing required to complete the Facility and the LSP Interconnection Facilities and that the agreements providing for the disbursement of such financing are still in full force and effect.

      3.7. Additional Equipment to be Provided by LSP. LSP shall provide at its expense: (i) A voice telephone extension for the purpose of TVA accessing TVA's dial-up metering equipment and for communicating with the TVA's Operations Center; (ii) An extension of TVA's Operations Center's PBX system in the control room of the Facility; and (iii) Equipment to transmit and receive telecopies. Items provided by LSP in accordance with this Section 3.7 shall be subject to the approval of TVA, which approval shall not be unreasonably withheld.

      3.8 Inspection. TVA shall have the right, but shall have no obligation or responsibility, to:

      (i) observe LSP's tests and/or inspection of any of LSP's Interconnection Facilities, including the System Protection Facilities;

      (ii) review the settings of LSP's System Protection Facilities and, consistent with Good Utility Practice, require LSP to make changes to such settings; and

      (iii) review LSP's maintenance records relative to LSP's Interconnection Facilities, including the System Protection Facilities.

      The foregoing rights may be exercised by TVA from time to time as deemed necessary by TVA upon reasonable notice to LSP. However, the exercise or non-exercise by TVA of any of the foregoing rights of observation, review, and inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of LSP's Interconnection Facilities, including System Protective Facilities, or the operation thereof, nor as a warranty as to fitness, safety, desirability, or reliability of same.

      3.9 Operation and Maintenance. LSP shall operate and maintain the LSP Interconnection Facilities, including the System Protection Facilities, in accordance with Good Utility Practice and the other provisions of this Agreement. In the event of an emergency condition on the TVA or Entergy systems, notwithstanding any other provision in this Agreement that may be construed to the contrary, LSP agrees to operate the LSP Interconnection Facilities in a manner as reasonably requested by TVA and Entergy and to the extent LSP determines that it is reasonably able to respond to such request, consistent with Good Utility Practice.

      3.10 Access to Property and Equipment. LSP shall provide for TVA and its agents free access to LSP's property to the extent necessary for monitoring and conducting tests and inspections as provided for in this Agreement. All of TVA's representatives entering upon LSP's property shall at all times comply with LSP's applicable safety and security procedures that have been conveyed to TVA. TVA shall use its best efforts to minimize disruption of LSP's operations which might result from the presence of TVA's employees on LSP's property.

      3.11 Transferable LSP Interconnection Facilities. (a) Following the Operation Date, LSP shall have the option, exercisable upon thirty (30) Days prior written notice to TVA to transfer ownership of and any associated operation and maintenance responsibility for the Transferable LSP Interconnection Facilities to TVA or to any third party affiliated with LSP or to an unaffiliated third party, in any such case at no cost to TVA. A transfer of the Transferable LSP Interconnection Facilities to TVA shall be made pursuant to a bill of sale or such other documentation as required by law and reasonably acceptable to TVA to effect a transfer of title of the Transferable LSP Interconnection Facilities with all legal warranties. Such documentation ("Transfer Documents") shall include without limitation a conveyance or assignment in a form reasonably acceptable to TVA of any land rights including easements and rights-of-way and rights of ingress and egress in, on, over, and across property necessary for TVA to own, operate, and maintain the Transferable LSP Interconnection Facilities. Such transfer of the Transferable LSP Interconnection Facilities to TVA shall be for no additional consideration by either Party to the other. Prior to effecting the transfer of the Transferable LSP Interconnection Facilities to any other party, LSP shall demonstrate to TVA's reasonable satisfaction that it has made arrangements for any required maintenance and the continued operation of the Transferable LSP Interconnection Facilities to be performed consistent with the provisions of this Agreement at no cost to TVA. Any transfer and assignment to TVA shall be effective upon the execution and delivery of the Transfer Documents by LSP, provided that the effective date of such transfer and assignment shall be subject to the provisions of Section 12.1 of this Agreement. Any costs incurred by TVA to effectuate such transfer and assignment shall be reimbursed by LSP pursuant to the provisions of Articles 9 and 14.

      (b) TVA shall use due diligence and cooperate in good faith to cause such transfer and assignment to be effective as soon as possible after LSP's notice under Section 3.11(a). Upon the effective date of such transfer and assignment to TVA, the Transferable LSP Interconnection Facilities shall become TVA Interconnection Facilities and the provisions of Sections 2.5, 2.6, 2.7, 2.8, and 2.9 of this Agreement shall apply to such facilities transferred to TVA under this Section 3.11.

      (c) The transfer of the Transferable LSP Interconnection Facilities to a third party to the extent consistent with the provisions of this Section 3.11 shall not require the additional consent of TVA; provided, however, that LSP shall remain liable for all obligations under this Agreement with respect to such transferred facilities; and provided further, that, notwithstanding anything contained in this Section 3.11 that may be construed to the contrary, said transfer and assignment shall not be effective until TVA, the third party, and LSP have executed in a manner reasonably acceptable to TVA, all new agreements and modifications to existing agreements with TVA that TVA, in its reasonable judgment, deems necessary to effectuate such transfer and continued interconnection; and provided further, that LSP shall cause LSP's agreements with said third party to contain appropriate provisions whereby said third party agrees to operate and maintain the Transferable LSP Interconnection Facilities in accordance with the provisions of this Agreement.

            (d) The transfer of the Transferable LSP Interconnection Facilities to a third party shall be at no cost to TVA. LSP agrees to reimburse TVA for any costs incurred by TVA as a result of such transfer and which would not have been incurred by TVA had LSP continued to own such transferred facilities.

      (e) TVA's acceptance of the Transferable LSP Interconnection Facilities is subject to TVA's having the ability to remotely operate any and all of the 161-kV power circuit breakers included as Transferable LSP Interconnection Facilities in accordance with the provisions of the last paragraph of Section
7.2 after the effective date of transfer of the Transferable LSP Interconnection Facilities to TVA.

                                    ARTICLE 4
                               UPGRADED FACILITIES

      4.1 Upgraded Facilities. It is recognized that TVA shall perform work on the TVA transmission system to upgrade certain facilities owned by TVA in conjunction with the establishment of the Point of Interconnection. The Upgraded Facilities include (i) replacement of 161-kV breaker installation No.934 in the Oxford, MS 161-kV Substation, (ii) replacements of 161-kV Oxford line breaker installation No. 934 and 115-kV bank breaker installation No. 724 in TVA's Batesville, MS 161-kV Substation, (iii) rebuilding of the approximately 24-mile long Batesville-Sardis Tap-Oxford 161-kV Transmission Line using steel-pole construction and 2034.5 kcmil ACSR conductor, and (iv) installation of current monitoring equipment on the Batesville 161-115-kV transformer bank, Batesville-Sardis Tap-Oxford 161-kV Transmission Line and the Batesville-Water Valley-Coffeeville 161-kV Transmission Line.

      4.2 Cost of Upgraded Facilities. TVA shall, at LSP's expense, perform the work provided for in Section 4.1. LSP shall pay TVA for all actual costs, including applicable overheads, incurred by TVA in connection with all phases of TVA's design, construction, and installation of the Upgraded Facilities provided by TVA under this Article 4 including the necessary acquisition of any rights-of-way or land rights, in the event the existing rights-of-way and land rights are not adequate for the upgrade, and any necessary environmental reviews. LSP shall also pay to TVA all actual costs, including applicable overheads, incurred by TVA in removing and disposing of the three (3) breaker installations and the 161-kV transmission line ("Replaced Facilities") to be replaced by the Upgraded Facilities, and the undepreciated portion of the cost of installing the Replaced Facilities. The cost of installing the Replaced Facilities shall be deemed to be the actual total installed cost, including applicable overheads, less salvage received for reusable materials and equipment. Payments by LSP to TVA for costs incurred by TVA under this Section
4.2 shall be made in accordance with the provisions of Section 2.4.

      4.3 Operation and Maintenance of the Upgraded Facilities. TVA shall, at its expense, operate and maintain the Upgraded Facilities and the remainder of the TVA system in accordance with Good Utility Practice. Upon completion of the Upgraded Facilities and subject to the other terms and conditions of this Agreement, TVA shall operate and maintain the Upgraded Facilities to maintain at least the design capacity to which they were upgraded under this Agreement.

      4.4 Service to Others. Regardless of anything in this Agreement that might be construed to the contrary, the Upgraded Facilities are considered to be a part of the TVA integrated transmission system and may therefore be used by TVA for serving others.

      4.5 Standards. TVA shall cause the construction, operation, and maintenance of the Upgraded Facilities to be consistent with the procedures, practices, and standards routinely employed by TVA with respect to the construction, operation, and maintenance of its own similar facilities, consistent with Good Utility Practice, including without limitation, any applicable bidding or other cost control procedures.

      4.6 Synchronization Before Completion of Upgraded Facilities. In the event that the Upgraded Facilities are not completed by the Initial Synchronization Date, LSP shall nonetheless be allowed to synchronize the Facility, subject to the provisions of Section 6.7, and deliver Facility Electrical Output to the TVA transmission system but only to the extent TVA's transmission system can accept such energy.

      4.7 Changes to Upgraded Facilities. The Parties hereby recognize that, in the future, circumstances may require changes in the Upgraded Facilities provided under this Article 4. Such changes may include additions or replacements, including without limitation changes to maintain the protection and continued safe and reliable operation of TVA's electric system. When, in TVA's opinion, changes to the Upgraded Facilities become necessary due to LSP's continued connection to the TVA electric system, or when LSP requests them, such changes shall be made by TVA at LSP's expense, provided, however, such changes required by TVA shall be limited to those consistent with Good Utility Practice and with applicable laws and regulations. LSP shall reimburse TVA for any changes TVA makes to the Upgraded Facilities under this Section 4.7 in accordance with the provisions of Section 2.4. TVA shall give LSP not less than sixty (60) Days' notice prior to commencing work on any such change.

      4.8 Certain Limitations. It is recognized that under certain conditions identified in the System Impact Study prepared by TVA for LSP, dated May 21, 1998, TVA's Batesville 161-115-kV transformer bank and the Batesville-Water Valley-Coffeeville 161-kV Transmission Line could become overloaded following the interconnection of the Facility to the TVA system. While TVA agrees that the installation of current monitoring equipment on these facilities is consistent with Good Utility Practice, TVA nonetheless reserves the right to disconnect the Facility or curtail deliveries from the Facility upon TVA's request in accordance with Section 7.2 if these facilities become overloaded due to the Facility. Such rights will be in addition to any other right of Curtailment or Disconnection TVA may have under Section 7.2.

      4.9 Batesville-Sardis Tap-Oxford 161-kV Transmission Line. Subject to TVA's right to delay or suspend performance pursuant to Section 9.1(c), TVA shall use due diligence to complete, or cause to be completed and placed in service, the rebuilt Batesville-Sardis Tap-Oxford Transmission Line on or before the Scheduled Completion Date. If LSP reasonably determines that, due to a willful or negligent act or omission by TVA, the rebuilding of the Batesville-Sardis Tap-Oxford 161-kV Transmission Line will not be completed by the Scheduled Completion Date, LSP may provide TVA with written notice of its determination setting forth in reasonable detail the actions necessary to cure the failure. If, within thirty (30) Days after such notice, TVA fails to provide LSP with reasonably satisfactory evidence that it has cured or has plans that will cure such failure, LSP may, upon thirty (30) Days' notice to TVA, without prejudice to any other remedies it may have, cause the remaining work to be completed in accordance with the design specifications and standards for such work prepared by TVA pursuant to this Agreement by an independent contractor selected from a list provided by TVA; provided, however, that the provisions of
Section 3 of the TVA Act regarding the payment of the prevailing rate of wages shall apply to any independent contractor selected by LSP to work on the Batesville-Sardis Tap-Oxford 161-kV Transmission Line. Notwithstanding the provisions of this Section 4.9 that may be construed to the contrary, LSP shall remain responsible for reimbursing TVA, in accordance with the provisions of
Section 4.2, for all of TVA's actual costs, including applicable overheads, incurred in connection with the rebuilding of the Batesville-Sardis Tap-Oxford 161-kV Transmittion Line.

                                    ARTICLE 5
                  FACILITIES STUDY (INCLUDING SCOPING WORKSHOP)

      5.1 Facilities Study. A detailed Facilities Study, which shall include a project scoping workshop, shall be conducted by TVA at LSP's expense. TVA shall use reasonable efforts, consistent with Good Utility Practice, to complete the Facilities Study within sixty (60) Days of receiving authorization to complete the Facilities Study from LSP. The Facilities Study is an engineering study that includes a detailed cost estimate for the modifications needed to interconnect the Facility with the TVA transmission system and the Scheduled Completion Date. It is scheduled for TVA and LSP to participate in the project scoping workshop in August 1998, or as soon as reasonably practicable thereafter at LSP's election, as a joint effort between the Parties to develop a detailed scope of work activities under this Agreement, including without limitation preliminary design specifications, construction schedule, and budget estimates. Under TVA's normal operating practices, TVA would not execute this Agreement prior to the completion of the Facilities Study. However, LSP has informed TVA that time is of the essence in completing this Agreement. Therefore, in response to the request of LSP, TVA is agreeable to executing this Agreement subject to the Parties' understanding and agreement that the specific equipment and facilities specified in, and associated responsibility for costs under, the provisions of Articles 2, 3, and 4 and Exhibits A, B, and C are preliminary in nature and cannot be finalized until after the completion of the Facilities Study; provided, however, it is the understanding of the Parties that, in order to establish an interconnection between the LSP Facility and the TVA transmission system, no other major facilities are to be added to the TVA Interconnection Facilities or the Upgraded Facilities other than those facilities specified in Articles 2 and 4. The Parties understand and agree that an amendment to this Agreement may be necessary after the completion of the Facilities Study to better define the facilities arrangements and the responsibilities of the Parties under Articles 2, 3, and 4 of this Agreement. The Parties agree to exercise good faith efforts and shall cooperate with each other in developing any required amendment to this Agreement, consistent with the determinations made in the Facilities Study. In consideration of TVA's executing this Agreement prior to the completion of the Facilities Study, the Parties agree that after completion of the Facilities Study TVA shall provide LSP with final versions of Exhibits A, B, and C which Exhibits shall be attached hereto and made a part of this Agreement without further action of the Parties. The Parties also agree that in the future, after final versions of Exhibits B and C are provided by TVA to LSP, additional changes to Exhibit B and C's specification diagrams may be necessary. Any such additional changes to Exhibits B and C which have been mutually agreed to by the Parties, as evidenced by the Parties' authorized representatives initialing such changed Exhibits, shall be provided by TVA to LSP and shall be attached hereto and made a part of this Agreement without further action of the Parties.

      5.2 Cost of Facilities Study. LSP shall reimburse TVA for its actual costs, including applicable overheads, incurred in conducting the Facilities Study. As soon as practicable after completion of the Facilities Study, TVA shall submit to LSP an invoice, in writing, for such costs. The provisions of Articles 9 and 14 shall apply to the invoice issued by TVA under this Article 5.

                                    ARTICLE 6
                              PREOPERATIONAL PERIOD

      6.1 Construction of Facilities. TVA shall not commence detailed design or construction of, or purchase any equipment for, any TVA Interconnection Facilities or Upgraded Facilities prior to the Authorization Date. Subject to TVA's right to suspend performance pursuant to Section 9.1(c), TVA shall use due diligence, consistent with Good Utility Practice, to obtain any applicable approvals, grants, or permits and to complete the design, any applicable environmental review, construction, and installation of the TVA Interconnection Facilities and the Upgraded Facilities on or before the Scheduled Completion Date. The preliminary estimate for the Scheduled Completion Date is the later of eighteen (18) Months from either (i) the completion of the scoping workshop pursuant to Section 5.1 or (ii) the Authorization Date. TVA shall notify LSP of any changes to the Scheduled Completion Date and shall provide LSP with a revised Scheduled Completion Date.

      6.2 Permits and Licenses. LSP shall be responsible at its own expense for obtaining and maintaining all Federal, State, and local permits, licenses, and approvals that are necessary to construct, operate, and maintain the Facility and any related or associated facilities owned by LSP, including the LSP Interconnection Facilities. LSP shall also be responsible for the cost of completing all environmental reviews, analyses, and studies and any associated public review processes that are necessary for the permitting, licensing, and approval of the Facility and any related or associated facilities owned by LSP, including the LSP Interconnection Facilities. TVA shall not have any responsibility whatsoever for obtaining any permits, licenses, and approvals necessary to operate, construct, or alter the Facility and any related or associated facilities owned by LSP, including the LSP Interconnection Facilities. The Facility and the LSP Interconnection Facilities shall meet all requirements of applicable safety and/or engineering codes, and further, shall meet all requirements of any duly constituted regulatory authority having jurisdiction over the Facility and the LSP Interconnection Facilities.

      6.3 Start-Up and Test Schedule. LSP shall submit for TVA's review and approval a start-up and test schedule for the Facility at least thirty (30) Days prior to start-up and testing of the Facility. Subject to LSP's reasonable Site rules conveyed to TVA and with reasonable notice to LSP, TVA shall have the right to monitor the start-up and testing of the Facility to the extent necessary to assure compliance with the provisions of this Agreement. LSP shall cooperate in such monitoring of the Facility as may be reasonably required by TVA during the start-up and testing of the Facility. TVA's technical review and inspection of the Facility during the start-up and testing phase shall not be construed as TVA's approval or endorsement of the design thereof or as any warranty of the safety, durability, or reliability of the Facility.

      6.4 Operating Committee. (a) Following the execution of this Agreement, the Parties shall each appoint two representatives and one alternate to an Operating

Committee. Each such Party shall notify the other Parties of its appointments in writing. Such appointments may be changed at any time by similar notice. The Operating Committee shall meet as necessary, but no less than once each calendar year, to carry out the duties set forth herein. The Operating Committee shall hold a meeting at the request of any Party, at a time and place agreed upon by the representatives. Each representative and alternate shall be a responsible person working with the day-to-day operations of his or her respective facilities or system. The Operating Committee shall represent the Parties in all matters arising under this Agreement which may be delegated to it by mutual agreement of such Parties.

      (b) The operating matters subject to coordination under this section shall include the following:

            (i) Matters pertaining to the establishment and maintenance of control and operating procedures (as described below);

            (ii) Matters pertaining to the scheduling of maintenance of the generating and transmission facilities of the Parties;

            (iii) Matters pertaining to the control of energy flow, kilovar flow, voltage, and other similar matters bearing upon the satisfactory synchronous operation of the systems of the Parties; and

            (iv) Such other matters not specifically provided for herein upon which cooperation and coordination are necessary in order to carry out the purposes and provisions of this Agreement.

      (c) The Parties shall cooperate in providing to the Operating Committee all information required in the performance of the Committee's duties. All decisions and agreements, if any, made by the Operating Committee shall be evidenced in writing. The Operating Committee shall have no power to amend or alter the provisions of this Agreement.

      (d) The Operating Committee shall mutually develop written operating procedures (the "Operating Procedures") no later than sixty (60) Days prior to the Initial Synchronization Date. The Operating Procedures shall be established by mutual agreement by the Parties based on the designs of the Facility, the LSP Interconnection Facilities, the TVA Interconnection Facilities, the Upgraded Facilities, other facilities located on the TVA system, and facilities located on the Entergy system. The Operating Procedures shall be used as a guide on how to integrate the Facility and the Facility Electrical Output into TVA's and Entergy's bulk electric systems. Topics covered shall include without limitation methods of day-to-day communications, key personnel list for the Parties' Operations Centers, clearances and switching practices, outage scheduling, daily estimates of capacity and energy, unit operations log and reactive power support.

      6.5 Voltage Schedule. (a) TVA shall prepare and submit to LSP a written voltage schedule (consistent with Good Utility Practice and with applicable laws and regulations) no later than thirty (30) Days prior to the Operation Date. TVA may change such voltage schedule upon thirty (30) Days' prior written notice. Said voltage schedules shall be coordinated and be consistent with the voltage schedules provided to LSP by Entergy. LSP shall comply with the voltage schedule specified by TVA as related to the operation of the Facility and shall be responsible for installing, operating, and maintaining the appropriate equipment necessary to comply with the voltage schedule specified by TVA. This voltage schedule shall be based on the normally expected operating conditions for the Facility and the reactive power requirements of TVA's system; provided that, in no event shall the voltage schedule require the Facility to be operated at a power factor outside the range of .95 lagging to .95 leading. TVA may request LSP to operate the Facility at a power factor outside the range specified above, but LSP shall not be obligated to do so if such operation would be inconsistent with the Facility's design limits. Furthermore, if LSP agrees to such request from TVA, prior to operating outside the range specified above, TVA and LSP shall agree on the compensation LSP is to receive for operating the Facility at a power factor outside the range specified in this Section 6.5.

      (b) LSP shall reimburse TVA for costs associated with installation on TVA's system of power factor correction equipment which is or becomes necessary as a result of LSP failing to operate the Facility in accordance with appropriate voltage schedules as provided in this Section 6.5(a). Prior to installing such correction equipment at LSP's expense, TVA shall inform LSP of the need to do so and shall provide LSP reasonable opportunity to correct the situation.

      (c) If Facility Electrical Output is transmitted across the TVA transmission system, to the extent applicable and consistent with the Guidelines, an appropriate adjustment to the charge for reactive supply and voltage control under the applicable transmission service agreement shall be made to reflect the contribution to reactive supply and voltage support made by the Facility.

      6.6 Initial Synchronization Date. For purposes of start-up and testing prior to the Operation Date, LSP shall notify TVA of the planned Initial Synchronization Date in writing no less than two (2) weeks prior to the first scheduled occurrence of such date. TVA shall approve the Initial Synchronization Date (which approval shall not be unreasonably withheld) within two (2) Business Days of LSP's notice and shall have the right to have representatives present at the Facility for the initial synchronization to the extent necessary to assure compliance with the provisions of this Agreement.

      6.7 Change in Initial Synchronization Date. TVA reserves the right to delay the Initial Synchronization Date due to problems with the Facility which would give TVA a right to disconnect the Facility pursuant to Section 7.2. In such event, TVA shall give LSP notice of such problems and LSP shall, at its expense, remedy any such problems with facilities or equipment which LSP is responsible for installing and/or maintaining.

      6.8 Purchase of Capacity and/or Energy. TVA shall not be purchasing any capacity and/or energy from LSP under this Agreement. Any purchase by TVA of capacity and/or energy generated by the Facility shall be covered under a separate agreement between TVA and LSP.

      6.9 Power Supply to LSP. Any needs LSP may have for electric capacity and/or energy for the operation of its Facility must be obtained under arrangements separate from this Agreement. Any deliveries of such capacity and/or energy must be metered and accounted for separately from the Facility Electrical Output generated by the Facility. Any provision of such capacity and/or energy by TVA shall be in accordance with the applicable rates, rules and regulations, and service policies governing such service by TVA to LSP.

                                    ARTICLE 7
                      CONTROL AND OPERATION OF THE FACILITY

      7.1 Communications. LSP shall inform TVA as to the next Day forecasted hourly generation levels of the Facility, including, without limitation, any anticipated outages. LSP shall notify and coordinate with TVA prior to the commencement of any work by LSP (or contractors or agents performing on LSP's behalf) that may directly or indirectly have an adverse effect on the TVA, Entergy, or other electric systems. LSP shall immediately notify TVA at the time when any unscheduled or forced outages occur to the LSP Interconnection Facilities or the Facility that would substantially impact the reliable operation of the TVA, Entergy, or other electric systems. LSP shall immediately notify TVA upon the occurrence of any changes to the information provided by LSP to TVA under this Section 7.1. In the event TVA temporarily loses the telemetered load signals provided to the TVA Control Center under Section 2.3, LSP shall, when requested by TVA, provide TVA verbally with the metered data, such data to include periodic updates during each hour of the MW amounts and the MWh amounts at the end of the hour. It is the responsibility of the Parties to utilize their best efforts to perform the work necessary to restore the telemetered load signals as soon as possible.

      7.2 Disconnection of Facility or Curtailment of Deliveries. Subject to Good Utility Practice and consistent with applicable laws and regulations, TVA may require LSP to disconnect the Facility from the TVA system ("Disconnection") or to interrupt, suspend, or curtail deliveries from the Facility (the occurrence of the foregoing referred to collectively as "Curtailment") in the following circumstances:

      (i) if, in TVA's sole opinion, a condition exists which presents a physical threat to persons or property and Disconnection or Curtailment appears necessary to protect TVA's customers, employees, or agents or TVA's and its customers' property; or

      (ii) to overcome system reliability problems caused by an emergency; or

      (iii) if such Disconnection or Curtailment is necessary to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Interconnection Facilities or any other affected part of TVA's system; or

      (iv) to facilitate restoration of line or equipment outages; or

      (v) to overcome system reliability problems caused by an outage of TVA's equipment or generation facilities; or

      (vi) in the event LSP refuses to comply with the provisions of Section 8.1 of this Agreement regarding the balancing on an hourly basis of Facility Electrical Output and the scheduling of energy to third parties; provided that, there shall be no Disconnection or Curtailment under this Section 7.2 if LSP takes all actions that are within its control and within the reasonable capabilities of the Facility to comply with the provisions of Section 8.1; or

      (vii) in accordance with the other express provisions of this Agreement providing for any such Disconnection or Curtailment including Sections 4.8, 7.4, 7.5, 7.6, 7.7(b), 7.7(c), 8.2, 8.4, and 8.5(b).

      TVA shall make a reasonable effort to notify and coordinate such Disconnection or Curtailment with LSP. Except in the case of an emergency, TVA shall provide LSP with as much notice in advance of any such Disconnection or Curtailment as reasonably possible. Such notice may be given orally or by telecopy to the Facility. Any Disconnection or Curtailment required of LSP hereunder shall be implemented and completed as soon as possible consistent with Good Utility Practice. TVA shall keep LSP informed as to the anticipated duration of each Disconnection or Curtailment. TVA shall restore connection and resume acceptance of deliveries from the Facility as soon as practicable to the extent the condition resulting in the Disconnection or Curtailment has abated sufficiently to permit such resumption.

      Notwithstanding anything contained in this Section 7.2, TVA shall have the right to Disconnect without notice the Facility (or, in lieu of Disconnecting the entire Facility, open one or more of the 161-kV power circuit breakers identified as TVA Interconnection Facilities) if, in TVA's sole opinion, a hazardous condition exists and immediate Disconnection or opening of the 161-kV power circuit breakers is necessary to protect persons, TVA facilities, or other customer facilities from damages or interference caused by LSP's interconnection and/or generating equipment, or lack of properly operating System Protection Facilities.

      7.3 LSP Qualified Personnel. LSP shall ensure that there are a sufficient number of qualified personnel for operating and monitoring the Facility and for coordinating operations of the Facility with TVA's system. LSP shall ensure that such personnel are on duty at all times, twenty-four (24) hours a Day and seven
(7) Days a week.

      7.4 Interconnection. LSP and TVA agree that the implementation of this Agreement shall comply with the then existing (or amended) manuals, standards, and guidelines of the North American Electric Reliability Council ("NERC") and the Southeastern Electric Reliability Council ("SERC"), or any successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid. To the extent that this Agreement does not specifically address or provide the mechanisms necessary to comply with such NERC or SERC manuals, standards, or guidelines, LSP and TVA hereby agree that both Parties shall provide to the other Party, upon request, all such information as may be required to comply with such manuals, standards, or guidelines and shall operate, or cause to be operated, their respective facilities in accordance with such manuals, standards, or guidelines. In the event LSP does not comply with such NERC or SERC requirements, TVA shall have the right, after reasonable notice, to take any action(s) necessary, consistent with Good Utility Practice, to correct the situation and charge LSP for the costs incurred to perform such action(s).

      7.5 Failure to Comply. In addition to any other rights TVA may have under this Agreement, TVA shall have full authority to inspect (upon reasonable advance notice) the Facility and its records, to the extent necessary to determine compliance with this Agreement. LSP shall have the right to redact information regarding costs, revenues, pricing, profit, or losses contained in such records which LSP can reasonably demonstrate are commercially sensitive. TVA shall have the right to disconnect the Facility and suspend the performance of any TVA duties and obligations hereunder upon the occurrence of any of the following: (i) Subject to thirty (30) Days' prior written notice, LSP fails to comply with any of the material terms and conditions of this Agreement (or the Operating Procedures developed pursuant to Section 6.4(d)) that affect operation of the TVA system, including the construction, installation, and maintenance of equipment or adherence to any Exhibit to this Agreement, excluding, however, matters provided for under Section 7.2; or (ii) LSP fails to make any required payments under this Agreement after receipt of the required notice from TVA as required in Section 9.1(c); or (iii) Subject to thirty (30) Days' prior written notice, LSP fails to allow TVA employees and inspectors reasonable access to inspect, test, examine, or repair, as applicable, the Facility, the LSP or TVA Interconnection Facilities, System Protection Facilities, metering, or other electrical equipment where such access is required under the terms of this Agreement, after reasonable notice by TVA of the need to do so, excluding, however, matters provided for under Section 7.2.

      Upon LSP's resolving any failures by LSP in the performance of its obligations as provided for under this Section 7.5, TVA shall, as soon as practicable, restore connection of the Facility and resume performance of any TVA obligations hereunder.

      7.6 Limitations on Services Provided by TVA. TVA shall not supply capacity and/or energy to LSP or others from its own sources or from its purchases from other neighboring systems in a manner inconsistent with the TVA Act, and nothing in this Agreement or in LSP's agreements with others shall have the effect of making, nor shall anything in this Agreement or said agreements with others be construed to require TVA to take any action which would make TVA, directly or indirectly, a source of power supply to LSP or others outside the TVA area in a manner inconsistent with the TVA Act. The statutory limitations in the first three paragraphs of subsection (a) of Section 15d of the TVA Act are incorporated herein by reference as fully as though set out herein, and this Agreement shall not be construed as permitting any transaction by TVA which would be inconsistent with those limitations.

      7.7 Control Area Operations. (a) All of the Facility Electrical Output must be delivered to either the TVA or Entergy Control Areas. At least one (1) year prior to the Initial Synchronization Date, LSP shall notify TVA in writing of its initial designation of the Control Area to receive the Facility Electrical Output. LSP may change its Control Area designation upon one (1) year's prior written notice to TVA. LSP shall reimburse TVA for all costs incurred by TVA as a result of LSP changing its Control Area designation. TVA and LSP recognize that, regardless of the Control Area selected by LSP, if the Facility Electrical Output is creating an adverse effect on the TVA system which condition is of the type, magnitude, or duration which, regardless of which Control Area the Facility was located in or to which system the Facility Electrical Output was being delivered, would give rise to a right of Disconnection or Curtailment pursuant to Section 7.2, LSP shall be responsible for taking whatever action is required to alleviate the condition on the TVA system to the extent necessary to overcome the adverse effect giving rise to such right of Disconnection or Curtailment.

      (b) TVA and LSP recognize that when LSP has designated Entergy as the Control Area under Section 7.7(a), unscheduled energy from the Facility may flow over the TVA system as an indirect, unavoidable, and unintentional consequence of the physical and electrical characteristics of the interconnected network of transmission lines of which the transmission systems of TVA and Entergy are a part. TVA shall permit such flows to occur on its transmission system subject, however, to the understanding that such flows shall not be of such type, magnitude, or duration as would create an adverse effect on the TVA system which, if the Facility Electrical Output were being delivered to TVA, would give rise to a right of Disconnection or Curtailment pursuant to Section 7.2. Should such flows of energy become of such type, magnitude, or duration as to cause the adverse effects set forth above, TVA shall notify Entergy and LSP shall promptly undertake such action or actions requested by Entergy, up to and including curtailment of generation, as are necessary to reduce such energy flows to the extent necessary to overcome the adverse effect giving rise to such right of Disconnection or Curtailment . Nothing in this Section 7.7(b) shall be construed to require LSP to take any action inconsistent with Good Utility Practice or a more specific practice applied by Entergy to generation in its Control Area or with applicable laws and regulations. LSP agrees that LSP's Interconnection and Operating Agreement with Entergy, dated May 18, 1998, provides a basis for the remedial action to be taken as provided above and LSP will make no amendment that would remove the provision that provides for such remedial action or has the effect of substantially reducing Entergy's right to take such remedial action.

      (c) TVA and LSP recognize that when LSP has designated TVA as the Control Area under Section 7.7(a), unscheduled energy from the Facility may flow over the Entergy system or other electrical systems (collectively referred to as "Other System(s)") as an indirect, unavoidable, and unintentional consequence of the physical and electrical characteristics of the interconnected network of transmission lines of which the transmission systems of TVA and the Other System(s) are a part. Should the Other System(s) notify TVA that such flows of energy have become of such type, magnitude, or duration as would create an adverse effect on the Other System(s) which, if the Facility Electrical Output were being delivered to the Other System(s), would give rise to a right of Disconnection or Curtailment pursuant to Section 7.2 by the Other System. LSP shall, upon being notified by TVA to such effect, promptly undertake such action or actions requested by TVA, up to and including curtailment of generation, as are necessary to reduce such energy flows to the extent necessary to overcome the adverse effect giving rise to such right of Disconnection or Curtailment. In the event that LSP, for whatever reasons, does not undertake such action or actions requested by TVA, TVA may disconnect the Facility from the TVA system.

      (d) Notwithstanding the provisions of Section 7.7(a), LSP may, upon one
(1) year's prior written notice to TVA, designate that the Facility Electrical Output from one (1) or two (2) of the generators at the Facility be delivered to the TVA Control Area; provided, however, that the implementation of the arrangements provided for under this Section 7.7(d) shall be contingent upon (i) the execution of any necessary contractual arrangements required by TVA, (ii) agreement among TVA, LSP, and Entergy of any necessary operational arrangements, and (iii) the provision by LSP, at its expense, of any equipment required by TVA to accommodate such an arrangement. LSP shall reimburse TVA for all costs incurred by TVA as a result of LSP changing its Control Area designation under this Section 7.7(d).

      7.8 Operation of LSP Interconnection Facilities. If none of the generators at the Facility are operating, LSP shall not be required to maintain simultaneous energized interconnection to both the TVA and Entergy systems. If one or more of the generators at the Facility are operating, LSP shall normally maintain simultaneous energized interconnection to both the TVA and Entergy systems. In the event LSP is unable to maintain such simultaneous energized interconnection due to a facility outage or other circumstances, LSP shall be allowed to operate generation at the Facility consistent with the provisions of this Agreement, including without limitation TVA's right of Disconnection or Curtailment pursuant to Section 7.2. In the event LSP transfers ownership of the Transferable LSP Interconnection Facilities to any affiliated or unaffiliated party excluding TVA, LSP shall require said party to agree to comply with the provisions of this Section 7.8.

                                    ARTICLE 8
              TRANSMISSION, DELIVERY POINT, CONDITIONS OF DELIVERY

      8.1 Transmission of Facility Electrical Output. Except as provided below, if utilization of the TVA transmission system is needed to deliver the Facility Electrical Output to third parties, LSP, or an eligible transmission customer purchasing the Facility Electrical Output, shall arrange and be solely responsible for any necessary transmission of the Facility Electrical Output to third parties, in accordance with the Guidelines. Any shortfall in Facility Electrical Output preventing LSP from meeting its commitments to third parties shall be the sole responsibility of LSP. Notwithstanding any other provisions of this Agreement, except as agreed to by the Parties and consistent with applicable law, TVA shall at no time be obligated to deliver any kilowatt amounts to third parties in excess of the actual Facility Electrical Output that is scheduled and delivered to the TVA Control Area ("Designated Output"). Consistent with Good Utility Practice, LSP shall take all actions that are within its control and within the reasonable capabilities of the Facility to assure that during each hour the amount of Designated Output shall be equal to or greater than the schedule of energy (including any applicable transmission losses) delivered by TVA to said third parties. LSP shall immediately notify TVA of any circumstances which would cause the Designated Output to be less than the schedule of energy ("Difference") and shall take immediate corrective action. In order to account for said Difference, said schedule of energy shall be appropriately reduced or curtailed as soon as possible by the Parties so that over the hour, as is reasonably practicable, the Designated Output shall be equal to or greater than the schedule of energy (including any applicable transmission losses). In the event a Difference nevertheless occurs over an hour between the scheduled amount and the Designated Output, LSP shall pay, or cause a third party to pay, the appropriate charges or other compensation applied to said Difference consistent with the charges or other compensation applied to similar power production facilities under comparable circumstances located in the TVA Control Area.

      8.2 Delivery of Facility Electrical Output from TVA to Entergy Control Area. It is recognized that the transmission systems of TVA and Entergy are interconnected with the Facility. Therefore, if LSP designates the TVA Control Area to receive the Facility Electrical Output in accordance with Section 7.7, as long as consistent with Federal open access regulations and FERC decisions and other applicable law, TVA, at the time of execution of this Agreement, shall not require LSP or purchasers of the Facility Electrical Output to pay a transmission service charge (excluding any charges or compensation provided for in Section 8.1) for the delivery of Facility Electrical Output from the TVA Control Area to the Entergy Control Area, provided that the Facility remains directly connected to the Entergy system and that no such transmission service charge is imputed to TVA or its customers under the Guidelines, and provided, further, that the scheduling provisions of the Guidelines shall remain in full force and effect and shall apply to any such deliveries. In the event the contract path pricing and contracting methodology for transmission service provided under the Guidelines is changed by TVA to a flow-based pricing and contracting methodology, the provisions of this Section 8.2 shall be of no force and effect as of the effective date of such change to the Guidelines.

      8.3 Credit for Transmission Charges. As a result of TVA's installing the Upgraded Facilities, at LSP's expense, under Article 4, LSP, or upon LSP's designation (said designation to be provided to TVA prior to the end of the then-current calendar Month), an eligible transmission customer purchasing Facility Electrical Output, shall receive a corresponding credit on its monthly invoice applied to any network, firm point-to-point, or non-firm point-to-point transmission services charges incurred under the Guidelines for transmitting Facility Electrical Output, provided, however, any applicable credit applied to the transmission service charges for network transmission service in a Month shall be determined as if point-to-point transmission service was used (the point-to-point transmission rate applied to the highest amount of Facility Electrical Output in a Month). The total amount available for said credit shall be up to the amount paid by LSP to TVA for providing the Upgraded Facilities.

      8.4 Delivery Point and Conditions of Delivery. The Delivery Point for Facility Electrical Output shall be the Point of Interconnection of the LSP Interconnection Facilities to the TVA Interconnection Facilities, as depicted in Exhibit B. The Facility Electrical Output delivered to TVA at the Delivery Point shall be in the form of 3-phase, alternating current at a frequency of approximately 60 hertz and a nominal voltage of 161,000 as defined by the then latest revision of ANSI C84.1 Standard for Electric Power Systems and Equipment
- Voltage Ratings (60 HZ). In addition to TVA's right to disconnect the Facility from the TVA system as provided elsewhere in this Agreement, TVA may disconnect the Facility from the TVA system at any time that the limits on voltage and frequency provided for under this Section 8.4 are not maintained and the deviations by LSP from the voltage and frequency limits specified above are adversely affecting TVA or a third party.

      8.5 Fluctuations or Disturbances on TVA's Electric System Facilities. (a) LSP shall operate its Facility and the LSP Interconnection Facilities in such manner that the Facility Electrical Output delivered by LSP shall meet the requirements for voltage level, power factor, harmonics, and other electrical specifications specified in writing by TVA in the Interconnection Criteria, consistent with Good Utility Practice and, to the extent required by applicable laws and regulations, with the requirements applied by TVA to similar power production facilities located in the TVA Control Area in comparable circumstances, including without limitation size, age, location, and operating characteristics, whether owned by TVA or third parties. In this regard, TVA shall have the right to inspect, test, and monitor the operation of the Facility and the LSP Interconnection Facilities to the extent necessary to establish whether the delivery of the Facility Electrical Output from LSP meets those requirements. LSP is responsible for conducting whatever tests and inspections it deems appropriate for its own purposes. Except in an emergency affecting TVA's system, TVA shall endeavor to (i) conduct all tests and inspections of the Facility and the LSP Interconnection Facilities during mutually agreeable periods and (ii) unless otherwise agreed by the Parties, notify LSP at least two
(2) Business Days in advance of any proposed test or inspection. TVA shall use its best efforts to minimize any disruption of LSP's operations which might result from any such tests or inspections. All of TVA's representatives entering upon LSP's property shall at all times comply with LSP's applicable safety and security procedures that have been conveyed to TVA.

      (b) LSP shall provide, at its expense, suitable equipment which shall meet the specifications provided by TVA pursuant to this Section 8.5. In the event, however, that the Facility fails to meet such specifications and such failure causes, or may cause, a material adverse effect on TVA's electric system, TVA shall notify LSP of the circumstances, and TVA shall have the right to have the Facility disconnected from TVA's electric system until the condition causing such effect is corrected by LSP. LSP shall be given written notice of these circumstances in addition to the above-mentioned notice, but the requirement of providing such written notice shall not limit or delay TVA's right to disconnect the Facility from TVA's electric system to the extent immediate action is necessary to protect TVA's customers, employees, contractors, or agents or TVA's and its customers' property. LSP shall notify TVA when satisfactory corrective measures have been taken and, upon consent of TVA (which shall not be unreasonably withheld), operations shall be restored as soon as practicable.

                                    ARTICLE 9
                               BILLING AND PAYMENT

      9.1 Invoicing and Payment. (a) Except as otherwise provided herein, the Party owed any amount due under this Agreement (the "Billing Party") shall submit to the other Party (the "Billed Party") an invoice, in writing, as soon as practicable after the end of each calendar Month for amounts owed by one Party to the other. Subject to the remaining provisions of this Section 9.1, the Billed Party shall pay the invoice on or before the twentieth (20th) Day after the date of the invoice. If the due date falls on a non-business day, then the payment shall be due on the next following Business Day. The invoice shall contain the contract number assigned to this Agreement by TVA (98PAP-236148).

      (b) If the Billed Party fails to pay the amount of the Billing Party's invoice when due, the Billed Party shall pay interest on the unpaid amount based on the maximum rate under the United States Prompt Payment Act, (31 U.S.C. ss.3901-3906) as published in the Federal Register and adjusted periodically (currently semi-annually). Interest shall accrue from the date that the amount was due to the date on which the Billing Party receives payment. The Billing Party shall submit an invoice to the Billed Party for such added charge, which shall be due and payable upon receipt.

      (c) If the Billed Party fails to pay the amount due by the due date, the Billing Party shall have the right to delay or suspend the work or services being performed until after such payment failure has been satisfactorily resolved, provided that, TVA shall notify LSP at least five (5) Business Days prior to delaying or suspending the work or services being performed by TVA under this Agreement. After the Operation Date, said notification period shall be increased to ten (10) Business Days. Nothing herein contained shall be construed as relieving the Billed Party of the obligation to pay the Billing Party for the work or services completed as of the date such work or services are delayed or suspended.

      (d) The Billed Party must notify the Billing Party of any portion of the invoice that it disputes on or before twelve (12) Months following the date of the invoice. The Billed Party shall advise the Billing Party in writing of the reasons for disputing all or a portion on the invoiced amount. At LSP's request, TVA shall provide LSP with a cost accounting setting forth in reasonable detail the expenditures for all labor and materials for which LSP is required to reimburse TVA under this Agreement. Notwithstanding a Party's disputing all or a portion of an invoiced amount, the full amount of the invoice (including the amount in dispute) shall be paid in accordance with Section 9.1(a). The Billing Party shall refund any amount paid and subsequently determined not to have been owed, promptly after that determination, and with interest at the rate specified in Section 9.1(b) from the date of overpayment.

      9.2 Offset. Each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses (to the extent not expressly waived or denied in this Agreement) that it has or to which it may be entitled arising from or out of this Agreement. All obligations to make payment in connection with or under this Agreement may be offset against each other, set-off, or recouped from other payments for amounts determined to be due and owing.

                                   ARTICLE 10
                                   ASSIGNMENT

            10.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the Parties, except that, no assignment, pledge, or other transfer of this Agreement by either Party shall operate to release the assignor, pledgor, or transferor from any of its obligations under this Agreement unless (a) the other Party consents in writing to such assignment, pledge, or other transfer, and releases, in writing, the assignor, pledgor, or transferor from any of its obligations under this Agreement, which consent and release shall not be unreasonably withheld; (b) the assignment, pledge, or other transfer is to an affiliate of the assignor, pledgor, or transferor and the assignee, pledgee, or transferee has assumed, in writing, all of the obligations of the assignor, pledgor, or transferor under this Agreement, provided that such assignee, pledgee, or transferee has demonstrated financial capacity at least equal to that of the assignor, pledgor, or transferor; or (c) such transfer is incident to a merger or consolidation with, or transfer of all, or substantially all, of the assets of the transferor to another person, entity, political subdivision, or public corporation which shall, as part of such succession, assume all of the obligations of the assignor, pledgor, or transferor under this Agreement, provided that such person, entity, political subdivision, or public corporation has demonstrated financial capacity at least equal to that of the assignor, pledgor, or transferor. LSP, without the need for consent from TVA (but without relieving LSP of its obligations hereunder) may also assign, pledge, or transfer its rights under this Agreement as security for the financing of the Facility. TVA shall execute and deliver such consent to assignment and opinion of counsel, as reasonably acceptable to TVA, and as may be reasonably necessary to effect such assignment as security for the financing of the Facility; provided that no such assignment shall modify or amend, in any respect, any provision of this Agreement without the express written agreement of TVA. LSP may also assign such of its rights under this Agreement (but without relieving LSP of its obligations hereunder) to the extent such assignment is to any party but TVA, as necessary to effect a transfer of the Transferable LSP Interconnection Facilities permitted pursuant to Section 3.11. Except as provided above, neither Party may assign, pledge, or otherwise transfer its rights under this Agreement to any other entity without the consent of the other Party, which consent shall not be unreasonably withheld.

                                   ARTICLE 11
                                  FORCE MAJEURE

      11.1 Force Majeure Excuse. Neither Party shall be responsible or liable for or deemed in breach of this Agreement for any delay or failure in the performance of their respective obligations under this Agreement (except for obligations to pay money which shall not be excused due to Force Majeure) to the extent such delay or failure is due solely to circumstances beyond the reasonable control of the Party experiencing such delay or failure (such Party referred to herein as the "Non-Performing Party"), including but not limited to acts of God; labor disturbance; extraordinarily severe weather conditions; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing or delaying performance; fire; damage to or breakdown of necessary facilities (such causes hereinafter called "Force Majeure"); provided that:

            (i) The Non-Performing Party gives the other Party written notice within two (2) Business Days, with details to be supplied within ten (10) Days further describing the particulars of the occurrence;

            (ii) The suspension of performance is of no greater scope and of no longer duration than is attributable to the Force Majeure;

            (iii) The Non-Performing Party uses its best efforts to remedy its inability to perform;

            (iv) When the Non-Performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect; and

            (v) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors or omissions, or failure to comply with any law, rule, regulation, order or ordinance or for any breach or default of this Agreement by the Non-Performing Party.

      11.2 Records. Each Party shall retain records of events it claims under
Section 11.1 as Force Majeure and of its efforts to remedy the effects of the Force Majeure and, on request, shall make those records available to the other Party.

                                   ARTICLE 12
                   GOVERNMENTAL JURISDICTION AND AUTHORIZATION

      12.1 Laws, Regulations, Orders, Approvals, and Permits. This Agreement is made subject to present and future applicable local, state, and Federal laws and to the regulations or orders of any local, state, or Federal regulatory authority having jurisdiction over the matters set forth herein, and performance under this Agreement is conditioned upon securing and retaining such local, state, or Federal approvals; grants; or permits and upon the satisfactory performance of all necessary environmental reviews as may from time to time be necessary with respect to such performance. Each Party shall use its Commercially Reasonable best efforts to secure and retain all such approvals, grants, and permits within such time as shall permit it to perform all of its obligations under this Agreement.

      12.2 Rights Under the Federal Power Act or Other Law. The Parties have agreed upon the terms of this Agreement and no Party shall file a request for an order or other relief from a regulatory authority having jurisdiction in the matter; provided, however, if TVA exercises the right to terminate this Agreement under Section 1.1 or changes terms or requirements under this Agreement then nothing in this Agreement shall restrict the rights of any Party to file a request for an order or other relief from a regulatory authority having jurisdiction in the matter or make any other filing provided for under any law or regulation applicable to any other matter set forth under this Agreement. Notwithstanding this provision, neither Party is waiving the right to challenge the authority of any regulatory authority to which any such request for order or relief is made.

                                   ARTICLE 13
                 RECORDS, RECORD RETENTION, AND CONFIDENTIALITY

      13.1 Imaged Agreement. An original executed version of this Agreement or notice or other communication given under this Agreement may be photocopied and stored on computer tapes and disks (the "Imaged Agreement"); provided a copy of the Imaged Agreement is made available to the other Party. The Imaged Agreement, if introduced as evidence on paper in any judicial, arbitration, mediation, or administrative proceedings, shall be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall contest the admissibility of the Imaged Agreement under either the business records exception to the hearsay rule or the best evidence rule on the basis that such were not originated or maintained in documentary form.

      13.2 Confidentiality. A Party may not disclose any information designated as proprietary or confidential that it receives from the other Party under the provisions of this Agreement, to a third party (other than on a strict need-to-know basis to the Party's officers, investors, consultants, lenders, counsel, or accountants or prospective buyers of the Facility Electrical Output or assignees permitted pursuant to Article 10 (but only as to the consideration of an assignment) that have agreed to keep the terms confidential) except to comply with any applicable law, order, or regulation; provided, however, each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit the disclosure consistent with its obligations with respect to such disclosure required by law or the affected proceeding. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation; provided, however, that all monetary damages shall be limited to actual direct damages.

      13.3 Records Generally. Each Party shall keep complete and accurate records and all other data required for the purposes of proper administration of this Agreement.

      (a) All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties.

      (b) LSP shall maintain an accurate and up-to-date operating log at the Facility with records of:

            (i)   real and reactive power production for each clock hour;

            (ii) changes in operating status, scheduled maintenance and other outages of the Facility; and

            (iii) any unusual conditions found during inspections.

      (c) Either Party, consistent with the other provisions of this Agreement, shall have the right, at its expense, to examine and inspect all such records insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates, statements, or charges submitted to it hereunder. Such records that are designated to be proprietary and confidential shall only be made available to the Party requesting the examination on the condition that the records and information are not disclosed, except as required by law, to third parties without the express written approval of the Party whose records and cost information are being examined. Each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit the disclosure, consistent with its obligations with respect to such disclosure required by law or the affected proceeding. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation; provided, however, that all monetary damages shall be limited to actual direct damages.

                                   ARTICLE 14
                           NOTICES, INVOICES, PAYMENTS

      14.1 Notices. Except as otherwise expressly provided in other sections of this Agreement, any notice provided for in this Agreement must be in writing and shall be effective on the Business Day following the Day on which it is actually received (provided that such Day is a Business Day, otherwise it shall be effective on the Business Day immediately following such Day), in person by U.S. Mail or other nationally recognized delivery service, or by facsimile transmission (unless it confirms a prior oral communication, in which case it shall be deemed effective on the Day received) at the following address:

      If to TVA:

      Tennessee Valley Authority
      1101 Market Street, MR 3H
      Chattanooga, Tennessee 37402-2801
      Attention: Executive Vice President, Transmission/Power Supply Group
      Facsimile: (423) 751-8352

      If to LSP:

      LSP Energy Limited Partnership
      c/o LS Power, LLC
      655 Craig Road, Suite 336
      St. Louis, Missouri 63141
      Attention: Batesville Project Manager
      Facsimile: (314) 993-2790

      14.2 Invoices. Invoices should be mailed by the Billing Party to the Billed Party at the following addresses, unless other billing procedures have been agreed to in writing by the Parties:

      If TVA is the Billed Party:
      TVA Accounts Payable Department
      P.O. Box 15500 (400 West Summit Hill Drive)
      Knoxville, Tennessee 37901-5500 (37902-1499)

      If LSP is the Billed Party:

      LSP Energy Limited Partnership
      c/o LS Power, LLC
      655 Craig Road, Suite 336
      St. Louis, Missouri 63141
      Attention: Batesville Project Manager
      Facsimile: (314) 993-2790

      14.3 Payments. All payments required under this Agreement shall be made by Automated Clearing House (ACH) to the following accounts (unless an alternate payment method has been agreed to by the Parties), with the amounts deemed received as of the date the electronic fund transfer to the recipient's account is deemed effective:

      If to TVA:

      Cash Link-ACH Receiver
      401 14th Street, S.W.
      Washington, D.C.  20227
      Routing Transit No. 051036706
      Account No. 349000, for the credit of
            Tennessee Valley Authority

      If to LSP:

      The Chase Manhattan Bank, N.A.
      New York, New York
      Account No. 900-9-000135
      ABA Routing No. 021-000-021
      P.T.I.S. Division
      Account No. 40184451, for the credit of
            LSP Energy Limited Partnership

      14.4 Change. A Party may change the location for its notices, invoices, or payments by notice to the other Party, which change shall be binding on the other Party no earlier than the second Business Day following the receipt of notice of change.

                                   ARTICLE 15
                                    INSURANCE

      15.1 Insurance Requirements. Without limiting any obligations or liabilities under this Agreement, LSP shall, at its own expense, on or before the Authorization Date, provide and maintain, in effect for the term of this Agreement, the following policies of insurance:

      (a) Workers Compensation insurance which complies with applicable laws and Employers' Liability Insurance with limits of at least $1,000,000; and

      (b) Comprehensive or Commercial General Liability insurance with bodily injury and property damage combined single limits of at least $4,000,000 per occurrence/annual aggregate. Such insurance shall include, but not necessarily be limited to, broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and contractual liability; and

      (c) Comprehensive Automobile Liability insurance with bodily injury and property damage combined single limits of at least $5,000,000 per occurrence covering vehicles owned, hired, or non-owned; and

      (d) Excess Umbrella Liability Insurance with a single limit of at least $5,000,000 per occurrence/annual aggregate in excess of the limits of insurance provided in subsections (a), (b), and (c) above.

The insurance to be provided hereunder shall be written by one or more nationally reputable insurance companies authorized to do business in Mississippi, which shall be either Lloyds Companies reasonably acceptable to TVA or rated B+ VII by AM Best. All of LSP's policies of insurance shall provide TVA with thirty (30) Days prior written notice of cancellation, expiration, or material adverse modification (except that notice of cancellation for nonpayment of premiums shall be ten (10) Days). TVA may require LSP at any time to obtain and maintain increased minimum amounts of insurance coverage to the extent it reasonably believes such increased minimum amounts of insurance coverage are necessary in accordance with standard insurance industry practice to cover changes caused by inflation.

      15.2 Umbrella Liability Policy, Change to Requirements. The amounts of insurance required in Section 15.1 above may provide for Commercially Reasonable deductible amounts and may be satisfied by LSP purchasing or causing to be purchased primary coverage in the amounts specified or by buying a separate excess Umbrella Liability policy together with lower limit primary underlying coverage. The structure of the coverage is at LSP's option, so long as the total amount of insurance meets TVA's requirements. In the event that any insurance required under Section 15.1, or any requirement applicable thereto set forth in Sections 15.3 or 15.4, becomes unavailable on Commercially Reasonable terms and conditions, LSP may request a revision in such requirements as necessary to accommodate such change, subject to TVA's approval, not to be unreasonably withheld.

      15.3 Occurrence Form Policies. The coverages requested in Section 15.1(b) above and any Umbrella or Excess coverage may be "occurrence" form policies or the AEGIS "claims-made" form coverage. In the event LSP has any other "claims-made" form coverage, such insurance shall provide for a retroactive date and continuing "tail" coverage commencing not later than the Authorization Date and such insurance shall be maintained by LSP, with a retroactive date not later than the retroactive date required above, for a minimum of five (5) years after the term of this Agreement.

      15.4 Implementing Insurance Requirements. On or before the Authorization Date, LSP shall cause its insurers to amend its Comprehensive or Commercial General Liability and, if applicable, Umbrella or Excess Liability policies with the following endorsement items (a) through (e); and to amend LSP's Workers' Compensation and Auto Liability policies with endorsement item (e):

      (a) TVA, its directors, officers and employees are additional Insureds under this Policy; and

      (b) This insurance is primary with respect to the interest of TVA, its directors, officers and employees and any other insurance maintained by them is excess and not contributory with this insurance; and

      (c) The following cross liability clause is made a part of the policy: "In the event of claims being made by reason of (i) personal and/or bodily injuries suffered by any employee or employees of one insured hereunder for which another insured hereunder is or may be liable, or (ii) damage to property belonging to any insured hereunder for which another insured is or may be liable, then this policy shall cover such insured against whom a claim is made or may be made in the same manner as if separate policies have been issued to each insured hereunder, except with respect to the limits of insurance"; and

      (d) Insurer hereby waives all rights of subrogation against TVA, its officers, directors and employees; and

      (e) Notwithstanding any provision of the policy, this policy may not be canceled, non-renewed or materially changed by the insurer without giving thirty
(30) Days' prior
written notice to TVA (except that notice of cancellation for nonpayment of premiums shall be ten (10) Days).

      15.5 Evidence of Insurance. LSP shall cause its insurers or agents to provide TVA with annual certificates of insurance evidencing the policies and endorsements listed above. Failure of TVA to receive certificates of insurance does not relieve LSP of the insurance requirements set forth herein. Failure to obtain the insurance coverage required by this Article 15 shall in no way relieve or limit LSP's obligations and liabilities under other provisions of this Agreement.

                                   ARTICLE 16
                                    LIABILITY

      16.1 Indemnification. LSP agrees to fully indemnify and hold TVA, and its directors, officers, agents, contractors, and employees, harmless from and against any and all claims, demands, liability, losses, damage, costs, or expenses (including attorney's fees and other costs of defense), of any nature or kind whatsoever, including, but not limited to, claims, demands and/or liability for personal injury to (including death of) any person whomever (including payments and awards made to LSP's employees or others under any worker's compensation law or under any plan for employees' disability and death benefits) and for damage to any property whatsoever (including the Facility, LSP Interconnection Facilities, TVA Interconnection Facilities, Upgraded Facilities, and TVA's system) arising out of or otherwise resulting from the use, ownership, maintenance, or operation of the Facility or the LSP Interconnection Facilities, regardless of whether such claims, demands, or liability are alleged to have been contributed to or caused in part by the negligence of TVA, its directors, officers, agents, contractors, or employees or to have arisen out of TVA's status as the owner or operator of its facilities; provided, however, that the provisions of this Section 16.1 shall not apply to the extent any such personal injury or property damage is caused by the sole negligence or the sole willful misconduct of TVA, its directors, officers, agents, contractors, or employees.

      16.2 Damages. Neither Party shall be liable in contract, in tort (including negligence), or otherwise to the other Party, its agents, representatives, its affiliated and associated companies, and/or its assigns, for any indirect, incidental, consequential or punitive damages resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement.

                                   ARTICLE 17
                                  MISCELLANEOUS

      17.1 Entirety. This Agreement, including any operating arrangements developed pursuant to Section 6.4, and the Exhibits to this Agreement constitute the entire Agreement between the Parties relating to the subject matter contemplated by this Agreement. There are no prior or contemporaneous agreements or representations (whether oral or written) affecting the subject matter other than those herein expressed. An amendment or modification to this Agreement shall be enforceable only if reduced to writing and executed by both Parties.

      17.2 Interpretation. Unless otherwise expressly stated, references in this Agreement to "Articles" and "Sections" are to Articles and Sections of this Agreement, and references to "Exhibits" are to the Exhibits attached to this Agreement. Headings as found in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor should they be used to aid in any manner in the construction of the Agreement. Words defined in the singular have the corresponding meaning in the plural and vice versa. Use of "including" means including without limitation. References to one gender include all others. Any capitalized terms used in the Exhibits to this Agreement which are not specifically defined in such Exhibits shall have the meanings ascribed to them in this Agreement. Such Exhibits shall constitute a material part of this Agreement and the provisions of such Exhibits shall be interpreted and enforced as if such provisions were directly set forth in this Agreement.

      17.3 Governing Law and Choice of Forum. This Agreement and the rights and duties of the Parties relating to this Agreement shall be governed by and construed in accordance with the Federal laws of the United States of America, without regard to the laws requiring the application of the laws of another jurisdiction. Any action arising out of this Agreement or the Parties' rights and duties under it may be brought, if at all, only in the United States District Court of the Eastern District of Tennessee and each Party submits itself to the jurisdiction of that court.

      17.4 Creates No Special Relationship. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of the other Party.

      17.5 Joint Preparation of Agreement. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

      17.6 Non-Waiver. A waiver by either Party of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall not be construed as a waiver of any other default or defaults, whether of a like kind or different nature.

      17.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original and all of which shall constitute but one and the same instrument.

      17.8 Section References. All references to sections or articles in this Agreement are to sections and articles in the body of this Agreement unless otherwise noted. All references to sections in the exhibits to this Agreement are to the section in the exhibit in which they appear unless otherwise noted.

      17.9 Standards. Unless expressly provided otherwise in the specific provisions of this Agreement, TVA and LSP shall exercise all rights and discharge all obligations under this Agreement in a prudent manner and in accordance with Good Utility Practice and applicable laws and regulations and any exercise by either Party of any right of approval, inspection, or review or other provisions requiring mutual agreement under this Agreement shall not be unreasonably withheld or delayed.

      17.10 No Third Party Benefits. Nothing in this Agreement, express or implied, shall be construed to create rights in, or to grant remedies to, or delegate any duty, obligation, or undertaking established herein to any third party as a beneficiary to this Agreement.

      17.11 Limitation of Liability. Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, or employee of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement, or any breach or failure of either Party and the sole recourse for payment or performance of the obligations hereunder shall be against LSP or TVA and each of their respective assets and not against any other person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

      IN WITNESS WHEREOF, the Parties, by their respective duly authorized representatives, have executed this Agreement effective as of the date written first above.



      TENNESSEE VALLEY AUTHORITY                  LSP ENERGY LIMITED PARTNERSHIP
                                                  By: LSP Energy, Inc. its general partner
      By:/s/ William J. Museler                   By:/s/ Paul G. Thessen
         -----------------------                     --------------------------
      Name: William J. Museler                    Name: Paul G. Thessen
      Title: Executive Vice President             Title: Assistant Vice President
             Tranmission/Power Supply Group


      WITNESS:                                    WITNESS

      /s/ Patricia A. Smith                       /s/ Barbara O. Nieri
      --------------------------                  ------------------------
      Name: Patricia A. Smith                     Name: Barbara O. Nieri



PRELIMINARY-6/30/98

                                    EXHIBIT A
                            INTERCONNECTION CRITERIA

In accordance with Article 5, the Parties understand and agree that Exhibit A is preliminary in nature and cannot be finalized until after the completion of the Facilities Study. Following the completion of the Facilities Study, TVA will provide LSP with a final version of Exhibit A which Exhibit shall be attached hereto and made a part of this Agreement without further action of the Parties.

                            INTERCONNECTION CRITERIA

                             LSP GENERATION FACILITY
                                       TO
                           TENNESSEE VALLEY AUTHORITY

I.    INTRODUCTION

These Interconnection Criteria are requirements for interconnecting the LSP Power Project (LSP) to the TVA electric transmission system. The purpose of these criteria are to ensure the safe operation, integrity, and reliability of TVA's system and of the facilities to which it is connected.

These requirements are not intended as a design specification. More specific project scope, available short circuits, and relay and protection schemes are reflected on Specification Diagram SKM-667 and Communication Specification Diagram CSD-L-1751- (5 sheets) and are described in Interconnection Agreement 98PAP-236148 (hereinafter referred to as the "INTERCONNECTION AGREEMENT"), which serves as the controlling legal authority. Reference to the Interconnection Agreement appears throughout this Exhibit.

Except as set forth in the INTERCONNECTION AGREEMENT, it is recognized that LSP or its contractor will design, install, own, operate, and maintain all facilities on the plant side of the Delivery Point. Arrangements for cooperative review, comment, and approval of the design and installation of such facilities prior to interconnection are also set forth in the INTERCONNECTION AGREEMENT.

As also set forth in Section 6.4(d) of the INTERCONNECTION AGREEMENT, LSP, TVA, and Entergy shall mutually develop written Operating Procedures that shall further define and expand the information provided by this Exhibit.

II.   GENERAL REQUIREMENTS

      A.    Applicable Codes, Standards, Criteria, and Regulations
            (see Appendix)

      B.    Delivery Point (ref. INTERCONNECTION AGREEMENT Section 8.4)

      C. Safety and Operation (ref. INTERCONNECTION AGREEMENT Sections 3.4, 6.4(d), 7.4)

      D.    Inspection, Test, Calibration, and Maintenance
            (ref. INTERCONNECTION AGREEMENT Sections 2.5, 3.3(b), 3.3(c), 3.5, 3.8, 6.3)

      E.    Metering and Telemetering (ref. INTERCONNECTION AGREEMENT
            Section 2.3)

III.  PERFORMANCE REQUIREMENTS

      A. LSP shall comply with the following requirements (ref. INTERCONNECTION AGREEMENT Section 8.5):

            1.    Electrical Disturbances

                  LSP shall avoid producing or causing effects such as:

                  a. An abnormal flow of power including but not limited to unusual fluctuations of power output and motoring of the generator.

                  b.    Over/undervoltage and over/underfrequency.

                  c.    Local breaker failure.

                  d. Degraded reliability of the interconnected electric system.

            2.    Voltage Flicker

                  LSP shall limit to acceptable levels the production of voltage fluctuations (flicker) at the Delivery Point consistent with the IEEE Recommended Practices and Requirements for Harmonic Control in Electrical Power Systems (IEEE Standard 519, or its successor).

            3.    Harmonic Current Injection

                  LSP shall limit the production of total harmonic current distortion (THCD) and individual harmonic current distortion injected into the TVA system to the levels indicated in IEEE Standard 519, or its successor. (Exceptions to these harmonic requirements may be considered by TVA on an individual basis.)

            4.    Phase Unbalance

                  The LSP generator shall not cause phase current unbalance greater than 10 percent.

      B.    Grounding

            LSP shall provide a ground source to the TVA system. LSP shall be effectively grounded (X0/X1 less than or equal to 3 and R0/X1 less than or equal to l) up to the Delivery Point. This may be accomplished using a generator step-up transformer with the high voltage (TVA) side in a grounded wye and low voltage (LSP) side in a closed delta or a closed delta tertiary configuration.

            LSP grounding requirements shall be in compliance with the National Electric Safety Code, ANSI/IEEE Std. 665 - Guide for Generator Station Grounding, ANSI/IEEE Std. 80 - Guide for Safety in AC Substation Grounding and any applicable State and Local codes, or their successors.

      C.    Voltage Rating, Regulation, and Power Factor

            1. It is recommended that the nominal rating of the high-voltage winding of the generator step-up transformers shall be 165 kV with a minimum of five high-side taps in 2.5 percent intervals, utilizing two steps above and two below the nominal voltage rating. A minimum basic impulse insulation level (BIL) of 650 kV is recommended. Further, it is recommended that the neutral end of the high-voltage winding be insulated for 46 kV (250 kV BIL).

            2.    LSP shall:

                  a. Not impose any restrictions for TVA to operate between a range of 172 and 159 kV, regardless of the effects on the Facility generators. LSP's generator continuous capability curve, including over/underexcited operation, shall not be restricted by auxiliary voltage levels, main or auxiliary transformer tap settings, control, and protection, etc.

                  b. Be capable of operating over a power factor range of at least 0.95 lagging to 0.95 leading. LSP shall operate according to voltage schedules specified by TVA (ref. INTERCONNECTION AGREEMENT Section 6.5) within the continuous reactive capability of the generator. This may require the generator to produce or absorb reactive power depending on day to day operating requirements specified by TVA. (The normal operating voltage range is expected to be approximately 165 to 161 kV.)

                  c.    Have an exciter ceiling voltage that is not less than
                        1.5 times the rated output field voltage.

                  d. Notify the TVA dispatchers when the generator will not be operated in automatic voltage control.

                  e. Test and document the reactive capability of the generators with the cooperation of the TVA dispatchers, in accordance with NERC guidelines.

      D.    Governor Speed/Frequency Control

            A speed governor system shall be required, except as noted, with the following capabilities:

            1. The governor shall be set to provide a five percent (5%) droop characteristic (a 0.15 hertz change in the generator speed will cause a five percent change in the generator load).

            2. The overspeed control shall be capable of arresting the speed rise following a full load rejection to a value below the unit trip setting. The unit shall return to synchronous speed in preparation for resynchronization with the TVA electric system. If such capability cannot be provided then LSP shall discuss and provide technical information to TVA that supports such limited capabilities. TVA may then agree to other requirements.

      E.    Special Generator Disturbance Studies

            TVA uses switched and fixed shunt capacitors and reactors for system voltage control, high-speed reclosing, and single-pole switching at various locations on the TVA electric system. These devices and operating modes, as well as other disturbances and imbalances, may cause or increase stress on LSP. This includes potential electromechanical resonance (e.g. subsynchronous resonance) between the generator and the power system. LSP shall be responsible for any necessary studies to evaluate these stresses and to determine if any special devices are required to protect LSP.

      F.    Excitation System and Power System Stabilizers

            A modern, solid-state, high-speed excitation system with automatic voltage regulation shall be provided.

            At such time that industry standards, regulations, or TVA requires Power System Stabilizer (PSS) technology, a PSS shall be provided and used by LSP for each of its generators at the Facility. The PSS shall have provisions for accepting a supplemental signal from TVA.

            A Line Drop Compensator is required that will compensate for a minimum of fifty percent (50%) of the step-up transformer impedance.

IV.   RELAY AND PROTECTION REQUIREMENTS

      It is recognized that primary protection and synchronizing of the LSP generators are provided by LSP's 161-kV generator step-up transformer breakers.

      It is also recognized that the primary LSP generator step-up transformer protection is provided by LSP's 161-kV generator step-up transformer breakers and that failure of these breakers to trip locally will be backed up via tripping to the appropriate LSP power circuit breakers in the LSP 161-kV Substation.

      It is also recognized that primary LSP station service supply will be connected to the 161 kV bus in the LSP 161-kV Substation. Switching and primary protective devices shall be provided for station service and other auxiliary feeds.

      TVA's new 161-kV power circuit breakers A and B located in TVA's Batesville 161-kV Substation provide primary protection for LSP's new 161-kV transmission lines that connect TVA's Batesville 161-kV Substation to LSP's Facility.

      Relays protecting the LSP generator and generator step-up transformer shall be utility grade, conforming to ANSI/IEEE C37.90, C37.90.l, or its successor, and both the relays and relay settings shall be coordinated with TVA. TVA may at its option duplicate some relays or relay functions provided for generator or generator step-up protection by LSP.

      The following are required but are not intended by TVA to be a comprehensive list of all relays or relay and protection functions necessary to protect the generator and generator step-up transformer:

      A.    Isolating and Synchronizing

            1. A manual switch(s) shall be provided that physically and visibly opens the interconnecting circuit to LSP (ref. INTERCONNECTION AGREEMENT Section 3.3(a)).

            2. LSP shall not energize a TVA line or bus that is de-energized unless such energization is specifically approved by the TVA Dispatcher.

            3. LSP shall synchronize its generator to the TVA system only when supervised by a synchronizing relay. LSP shall not connect to the TVA system in an out-of-synchronization condition.

      B.    Generator Step-Up Transformer Protection

            Consistent with Specification Diagram SKM-667 LSP shall provide complete protection of the generator step-up transformer. Such protection should include but not be limited to bank differential, overcurrent, hot spot, sudden pressure, etc. LSP shall use generator step-up transformer high-side neutral current for backup ground relaying and/or for transmission line relay polarizing if required by TVA.

      C.    Over/Underfrequency, Over/Undervoltage Relays

            LSP shall provide over/underfrequency and over/undervoltage relays to protect the generator from severe system frequency or voltage disturbances. The relay setting used for these relays should not disconnect the generator from the system for the occasional small dynamic (transient) oscillations on the power system, which are stable and damped. The objective is to protect the generators while at the same time utilize the total machine capability to support the system and prevent unnecessary loss of load.

            The last step of TVA's system-wide underfrequency load-shedding scheme is 58.7 hertz after a time delay of 30 cycles. To prevent a generator trip before TVA's load-shedding scheme has completed, the LSP underfrequency relay shall be capable of both lower and slower settings. The overfrequency relay shall be capable of mirroring the underfrequency settings. These settings are required to protect the generator during system abnormal frequency as described in ANSI/IEEE C37.106 IEEE Guide for Abnormal Frequency Protection for Power Generating Plants, or its successor.

      D.    Generator Out-of-Step Relay

            LSP shall provide an out-of-step relay to prevent damage to LSP's generators and the TVA transmission system resulting from system/generator dynamic instability.

      E.    Breaker Failure and Backup Protection

            1. LSP shall trip the TVA high-voltage line power circuit breakers only for backup protection due to failure of the primary protection of the generator, generator step-up transformer, and secondary equipment and feeds.

            2. TVA shall provide appropriate breaker failure relays to ensure that a failure to trip by the TVA high voltage line power circuit breakers will result in the tripping of appropriate LSP and Entergy 161-kV power circuit breakers.

            3. LSP shall provide appropriate breaker failure and backup relays to ensure that a failure to trip by the LSP low voltage equipment/feed protection will be transferred to the next level of protection.

      F.    Reverse Power

            LSP shall provide a reverse power relay that will operate for reverse power between 1 and 3 percent of the generator rating.

      G.    Relay Settings

            (ref. INTERCONNECTION AGREEMENT Sections 3.3(b)and 3.3(c))

      H.    Exchange of Secondary Circuits for Control and Protection

            LSP shall provide to `EVA secondary circuits for control and protection including currents, potentials, dc trips, breaker position indication, etc. This is critical to the proper generator-to-system interconnection.

      I. Machine and Transformer Modeling Data (ref. System Impact Study Agreement 98PAP-229184, dated February 23, 1998, between TVA and
            LSP)

      J.    Transformer Bank and Transmission Line Overload Protection

            In accordance with Article 4 of the INTERCONNECTION AGREEMENT, TVA shall install relays and sensing devices to detect thermal overload of TWA's Batesville 161-115-kV transformer bank, the Batesville-Water Valley-Coffeeville 161-kV Transmission Line, and the Batesville-Sardis Tap-Oxford 161-kV Transmission Line. These devices shall automatically notify TVA and LSP operators of such overload condition and TVA will designate any action that needs to be taken by the Parties to reduce such overload condition.

                                    APPENDIX

             Applicable Codes, Standards, Criteria, and Regulations

Except for changes that may be required retroactively by NERC Planning Standards, all standards (ref. INTERCONNECTION AGREEMENT Section 7.4) shall apply to initial LSP plant design and construction and to future plant modifications. Standards are, but are not limited to, the following:

NERC Planning Standards

Insofar as future NERC Planning Standards require modifications or additions to TVA generating plant design and/or operations, LSP shall likewise abide by and perform any necessary changes required by future NERC standards. Although all of the standard applies, the following sections of the NERC Planning Standards may be of particular interest:

I.    System Adequacy and Security
      A.Transmission Systems
      D.Voltage Support and Reactive Power
II.   System Modeling Data Requirements
      A.System Data
      B.Generation Equipment
III.  System Protection and Control
      C.Generation Control and Protection
      D.Underfrequency Load Shedding
      E.Undervoltage Load Shedding

ANSI and IEEE Standards

ANSI/NFPA 70      National Electric Code
ANSI/IEEE C2      National Electrical Safety Code
IEEE 32           Standard Requirements, Terminology, and Test Procedures for
                  Neutral Grounding Devices
IEEE 80           Guide for Safety in AC Substation Grounding
IEEE 519          Recommended Practices and Requirements for Harmonics
                  Control in Electric Power Systems
IEEE 665          Guide for Generating Station Grounding
IEEE 693          Recommended Practices for Seismic Design of Substations
IEEE 979          Guide for Substation Fire Protection
IEEE 980          Guide for Containment and Control of Oil Spills in
                  Substations
IEEE 1001         Guide for Interfacing Dispersed Storage and Generation
                  Facilities with Electric Utility Systems
IEEE C37.04       Rating Structure for AC High-Voltage Circuit Breakers Rated
                  on a Symmetrical Current Basis
ANSI C37.06       Preferred Ratings and Related Required Capabilities for AC
                  High-Voltage Circuit Breakers

IEEE C37.013      Standard for AC High-Voltage Generator Circuit Breakers
                  Rated on a Symmetrical Current Basis
ANSI C37.16       Preferred Ratings, Related Requirements, and Application
                  Recommendations for Low-Voltage Power Circuit Breakers
IEEE C37.30       Standard Requirements for High-Voltage Air Switches
ANSI C37.32       High-Voltage Air Switches, Bus Supports, and Switch
                  Accessories-Schedules of Preferred Ratings, Manufacturing
                  Specifications, and Application Guide
IEEE C37.48       Guide for Application, Operation, and Maintenance of
                  High-Voltage Fuses, Distribution Enclosed Single-Pole Air
                  Switches, Fuse Disconnecting Switches, and Accessories
IEEE C37.90       Standard for Relays and Relay System Associated with
                  Electric Power Apparatus
IEEE C37.91       Guide for Protective Relay Applications to Power Transformers
IEEE C37.95       Guide for Protective Relaying of Utility-Consumer
                  Interconnections
IEEE C37.97       Guide for Protective Relay Applications to Power System Buses
IEEE C37.102      Guide for AC Generator Protection
IEEE C57.12.00    Standard General Requirements for Liquid-Immersed
                  Distribution, Power, and Regulating Transformers
IEEE C57.12.01    Standard General Requirements for Dry-Type  Distribution and
                  Power Transformers
IEEE C57.13       Standard Requirements for Instrument Transformers
IEEE C57.13.3     Guide for the Grounding of Instrument Transformer Secondary
                  Circuits and Cases
IEEE C57.116      Guide for Transformers Directly Connected to Generators
IEEE C62.11       Standard for Metal-Oxide Surge Arresters for AC Power Circuits
IEEE C62.22       Guide for the Application of Metal Oxide Surge Arresters
IEEE C62.92.1     Guide for the Application of Neutral Grounding in Electric
                  Utility Systems, Part I - Introduction
IEEE C62.92.2     Guide for the Application of Neutral Grounding in Electric
                  Utility Systems, Part II - Grounding of Synchronous Generator
                  Systems
IEEE C62.92.5     Guide for the Application of Neutral Grounding in Electrical
                  Utility Systems, Part V - Transmission Systems and
                  Subtransmission Systems
ANSI C84.1        Voltage Ratings for Electric Power Systems and Equipment
IEEE 1313         Standard for Power Systems - Insulation Coordination

Uniform Building Code

PRELIMINARY-6/30/98

                                    EXHIBIT B
                           INTERCONNECTION FACILITIES

In accordance with Article 5, the Parties understand and agree that Exhibit B is preliminary in nature and cannot be finalized until after the completion of the Facilities Study. Following the completion of the Facilities Study, TVA will provide LSP with a final version of Exhibit B which Exhibit shall be attached hereto and made a part of this Agreement without further action of the Parties. The Parties also agree that in the future, after a final version of Exhibit B is provided by TVA to LSP, additional changes to Exhibit B's specification diagram may be necessary. Any such additional changes to Exhibit B which have been mutually agreed to by the Parties, shall be provided by TVA to LSP and shall be attached hereto and made a part of this Agreement without further action of the Parties other than initialing the revised Exhibit.

PRELIMINARY-6/30/98

                                    EXHIBIT C
                            COMMUNICATION FACILITIES

In accordance with Article 5, the Parties understand and agree that Exhibit C is preliminary in nature and cannot be finalized until after the completion of the Facilities Study. Following the completion of the Facilities Study, TVA will provide LSP with a final version of Exhibit C which Exhibit shall be attached hereto and made a part of this Agreement without further action of the Parties. The Parties also agree that in the future, after a final version of Exhibit C is provided by TVA to LSP, additional changes to Exhibit C's specification diagrams may be necessary. Any such additional changes to Exhibit C which have been mutually agreed to by the Parties, shall be provided by TVA to LSP and shall be attached hereto and made a part of this Agreement without further action of the Parties other than initialing the revised Exhibit.


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